Exhibit 2.1

EXECUTION VERSION

CONFIDENTIAL TREATMENT REQUESTED UNDER

17 C.F.R. SECTIONS 200.80(b)(4), 200.83 AND 230.24b-2.

[*****] INDICATES OMITTED MATERIAL THAT IS THE

SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST

FILED SEPARATELY WITH THE COMMISSION.

THE OMITTED MATERIAL HAS BEEN FILED

SEPARATELY WITH THE COMMISSION.

STOCK AND LLC INTEREST PURCHASE AGREEMENT

among

INNOPHOS, INC.

AMT LABS, INC.

WOODY IV, LLC,

DR. SEN-MAW FANG, Ph.D., INDIVIDUALLY AND AS REPRESENTATIVE,

AND

THE SEN-MAW FANG TRUST, THE THERESA S. FANG TRUST, BING L. FANG, OLIVER L. FANG, THE FANG FAMILY DYNASTY TRUST I AND THE FANG FAMILY DYNASTY TRUST II

Dated as of July 17, 2012

STOCK AND LLC INTEREST PURCHASE AGREEMENT dated as of July 17, 2012 (the “Effective Date”), among Innophos, Inc., a Delaware corporation (“Purchaser”), AMT Labs, Inc., a Delaware corporation (the “Company”), Woody IV, LLC, a Utah limited liability company (“Woody IV”), Dr. Sen-Maw Fang, Ph.D. (“Dr. Fang” or “Representative”), The Sen-Maw Fang Trust, The Theresa S. Fang Trust, Bing L. Fang, Oliver L. Fang, The Fang Family Dynasty Trust I, and The Fang Family Dynasty Trust II (such individuals and trusts, the “Stockholders”), and The Fang Family Dynasty Trust I, and The Fang Family Dynasty Trust II (such trusts, the “LLC Members”). Purchaser, Company, Representative, the Stockholders and the LLC Members are each from time to time referred to individually herein as a “Party”, and collectively as the “Parties”.

BACKGROUND

A. The Stockholders own all of the issued and outstanding Company Stock (defined below) of the Company.

B. The LLC Members own all of the issued and outstanding LLC Interest (defined below) of Woody IV.

C. Stockholders desire to sell to Purchaser, and Purchaser desires to purchase from Stockholders, all of Stockholders’ right, title and interest in and to all of the Company Stock on the terms and subject to the conditions set forth herein; and the LLC Members desire to sell to Purchaser, and Purchaser desires to purchase from the LLC Members, all of the LLC Members’ right, title and interest in and to all of the LLC Interest.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the receipt and adequacy of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Interpretation; Definitions. (a) The headings contained in this Agreement, any Exhibit hereto, the Company Disclosure Schedule (as defined below) or the Purchaser Disclosure Schedule (as defined below) and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, the Company Disclosure Schedule or the Purchaser Disclosure Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to an Article, a Section or an Exhibit, such reference shall be to an Article or a Section of, or an Exhibit to, this Agreement unless otherwise indicated. The words “hereof”, “herein” and “hereunder”, and words of similar import, when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or”, when used in this Agreement, shall not be exclusive. The word “extent”, when used in this Agreement in the phrase “to the extent”, shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. Any matter set forth in any provision, subprovision, section or subsection of any Schedule referred to herein shall, unless the context otherwise manifestly requires, be deemed set forth for all purposes of such Schedule. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

(b) For all purposes hereof:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreement” means this Stock and LLC Purchase Agreement dated as of July 17, 2012, among the Company, Woody IV, the Selling Parties and the Purchaser (including the Exhibits and Schedules hereto), as amended, modified or supplemented from time to time.

“Albion Litigation” means the case pending in the United States District Court for the District of Utah captioned Albion v. American International Chemical, Inc., CIV. No. 2: 07-CV-994-DB-BCW (D. Utah).

“Applicable Law” means any statute, law, ordinance, rule or regulation applicable to the Company or Woody IV or their respective businesses, prospects, properties, assets, products, operations or supplies, including any state, federal, local or foreign, statute, law, ordinance, rule or regulation.

“Business” means the business of manufacturing and selling specialty minerals and custom processing and blending of minerals and other nutritional ingredients, including business in the animal nutrition market and any osteoform business.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Applicable Law to be closed in The City of New York.

“Closing Date Indebtedness” means the Indebtedness of the Company and Woody IV outstanding immediately prior to Closing.

“Closing Working Capital” means the Working Capital as of the close of business on the day prior to the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Employee” means each director, officer or employee of the Company or Woody IV.

“Company Entities” means the Company and Woody IV, and “Company Entity” means either the Company or Woody IV.

“Company Lease” means those certain leases by and between the Company, as tenant, and Woody IV, as landlord, relating to the properties at 536 N. 700 West and 680 N. 700 West, North Salt Lake, Utah.

“Company Stock” means the issued and outstanding capital stock of the Company.

“Control” (including the terms “Controlled by” and “under common Control with”) means, with respect to the relationship between or among two or more Persons, the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Current Assets” shall mean all assets of the type classified on and calculated pursuant to the Financial Statements only under the line items for “Cash”, “Prepaid Insurance”, “Prepaid Services”, “Accounts Receivable” and “Finished Goods”.

“Current Liabilities” shall mean all liabilities of the type classified on and calculated pursuant to the Financial Statements only under the line items for “Accounts Payables”, “Property Tax Payables”, “Employee Vending Funds”, “Recycling Proceeds”, “Flex Plan Payables”, “Employee Incentives” and “Vacation Payables”.

“Employment Entity” means AMT Employee Services, Inc., a Utah corporation.

“Environmental Laws” means all Applicable Laws concerning health, safety, pollution or protection of the environment, including all Applicable Laws relating to the generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, release, threatened release, control or cleanup of any hazardous materials, substances or wastes, as such of the foregoing are promulgated and in effect on or prior to the Closing Date, including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 U.S.C. 9601 et seq., the Federal Toxic Substances Control Act, 15 U.S.C. 2601 et seq., Federal Resource Conservation and Recovery Act as amended, 42 U.S.C. 6901 et seq., the Federal Hazardous Material Transportation Act, the Clean Water Act, and the Federal Clean Air Act, each as amended, and the regulations promulgated thereunder.

“Environmental Permit” means any license, permit, approval, consent, registration or other authorization relating to the conduct of business by the Company or Woody IV as required by any Environmental Law.

“Estimated Working Capital Underage” means the amount, if any, by which the Target Working Capital exceeds the Estimated Closing Date Working Capital. If the Estimated Closing Date Working Capital equals or exceeds the Target Working Capital then the Estimated Working Capital Underage shall equal zero.

“Final Resolution of the Albion Litigation” means the date that (A) a stipulation or agreement of the parties, or a final, non-appealable judgment or order by a court of competent jurisdiction, terminates with prejudice, dismisses with prejudice or otherwise definitively resolves all of the claims against the Company to which the Albion Litigation relates, or (B) all parties to the Albion Litigation having claims against the Company have entered into a final, binding settlement agreement providing for the release of those claims against the Company with respect to the Albion Litigation.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Hazardous Materials” means (i) all radioactive, hazardous, toxic, flammable, polluting or explosive substances or wastes, petroleum or petroleum distillates, asbestos or asbestos containing materials, urea formaldehyde, radioactive materials, polychlorinated biphenyls and (ii) any other substances or wastes defined or regulated as “hazardous waste”, “hazardous substance”, “hazardous material”, “pollutant”, “contaminant” or “biologically hazardous material” pursuant to any Environmental Law.

“Indebtedness” means, without duplication, with respect to a Person, (i) any obligations of that Person or any Subsidiary of that Person for borrowed money whether current, short-term, long-term, secured or unsecured, (ii) any obligations of that Person or any Subsidiary of that Person evidenced by any note, bond, debenture or other debt security, (iii) any obligations of any third party the payment of which is secured by a Lien on any assets or properties of that Person or any Subsidiary of that Person, or by a pledge of any capital stock or other equity interests in that Person, (iv) any obligations of that Person for the reimbursement of letters of credit, bankers’ acceptance or similar credit transactions, (v) any obligations of that Person or any Subsidiary of that Person under any currency, interest rate swap, hedge or similar instrument, (vi) all obligations of that Person or any Subsidiary of that Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable arising in the ordinary course of business; (vii) all capital leases under which that Person or any Subsidiary of that Person is a lessee; (viii) all obligations for principal, interest, premiums, penalties, fees, prepayment penalties, expenses and breakage costs and other obligations related to any of the Indebtedness set forth in clauses (i) through (vii), and (ix) all obligations of the types described in clauses (i) through (viii) above of any third party other than that Person the payment of which is guarantied, directly or indirectly, by that Person.

“Initial Aggregate Purchase Price” shall be an amount equal to (i) the Initial Stock Purchase Price, plus (ii) the LLC Interest Purchase Price, minus (iii) the Estimated Working Capital Underage, if any, minus (iv) the Estimated Closing Date Indebtedness, minus (v) the Estimated Transaction Expenses.

“Initial Stock Purchase Price” means $20,000,000.

“Intellectual Property” means all intellectual property or proprietary rights whether arising under the laws of the United States or of any other jurisdiction, including: (a) patents (including utility, utility model, plant and design patents, and certificates of invention), patent applications (including additions, provisional, national, regional, and international applications, as well as original, continuation, continuation in part, divisionals, continued prosecution applications, reissues, and re examination applications), patent or invention disclosures, registrations, applications for registrations, and any term extension or other governmental action which provides rights beyond the original expiration date of any of the foregoing (“Patents”); (b) trademarks, service marks, trade dress, logos, slogans, and all identifiers of source, including all goodwill therein, and any and all common law rights, and registrations and applications for registration thereof, all rights therein, trade names, fictitious business names (d/b/a’s), brand names, URL’s, and domain names (“Trademarks”); (c) copyrights and works of authorship in any media (including computer programs, Software, databases, and compilations, files, applications, Internet site content, and documentation and related items), moral rights, mask works, whether or not registered, and registrations and applications for registration for any of the foregoing (“Copyrights”); and (d) trade secrets and confidential information, including all source code, documentation, know how, processes, technology, formulae, customer lists, business and marketing plans, inventions, and marketing information (“Trade Secrets”).

“Knowledge” means (i) with respect to Purchaser, the actual knowledge, after reasonable inquiry, of the executive officers of Purchaser, including the following individuals: Mark Thurston, Randolph Gress, Neil Salmon, Louis Calvarin and Victoria Bravo and (ii) with respect to the Selling Parties, the actual knowledge, after reasonable inquiry, of each of the Selling Parties and Layne Hadley.

“LLC Interest” means all of the issued and outstanding limited liability company interest of Woody IV.

“LLC Interest Purchase Price” means $7,500,000.

“Material Adverse Effect” means any change, effect, event or occurrence (each, an “Effect”) that, considered with all other Effects, would be reasonably likely to materially adversely affect (i) the Business, assets, condition (financial or otherwise), results of operations, prospects, cash flows of properties of, or used by, the Company, or (ii) the ability of the Company or any Stockholder to consummate the transactions contemplated by this Agreement and the Transaction Documents.

“Permit” means a certificate, license, permit, authorization, registration or approval issued or granted to the Company or Woody IV.

“Permitted Liens” means (a) all Liens that arise out of Taxes or general or special assessments not in default and payable without penalty or interest or the validity of which is being contested by the Company in good faith by appropriate proceedings, (b) all Liens of carriers, warehousemen, mechanics, materialmen and other similar persons or otherwise imposed by Applicable Law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, or (c) all Liens that relate to deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

“Pre-Closing Tax Period” means any tax period, or portion of a tax period, ending on or prior to the Closing Date.

“Pre-Closing Tax Returns” means all Tax Returns required to be filed on behalf of the Company or Woody IV for Pre-Closing Tax Periods.

“Purchase Price” means an aggregate amount equal to the Initial Aggregate Purchase Price, plus the Indemnity Escrow Amount, minus the Working Capital Underage (if any), plus the Year 1 Contingent Consideration (if any), plus the Year 2 Contingent Consideration (if any).

“Release” means any spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, dumping, pouring, emanation or migration of any Hazardous Material into or through the environment (including ambient air, surface water, ground water, land surface or subsurface strata).

“Selling Parties” means the Stockholders, the LLC Members and Dr. Fang.

“Stockholders” has the meaning set forth in the preamble to this Agreement.

“Straddle Period” means a tax period that includes the Closing Date but does not end on the Closing Date.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body, or, if there are no such voting interests, more than 50% of the equity interests of which is owned directly or indirectly by such first Person or by another Subsidiary of such first Person.

“Target Working Capital” means [*****].

“Tax” or “Taxes” means all Federal, state, county, local, municipal, foreign and other taxes, assessments, duties or similar charges of any kind whatsoever, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with all interest, penalties and additions imposed with respect to such amounts, regardless of whether the same is chargeable directly or primarily against or attributable directly or primarily to the Company, Woody IV or any other Person, and regardless of whether any amount in respect of the same is recoverable from any other Person.

“Taxing Authority” means any domestic, foreign, Federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority.

“Tax Return” or “Tax Returns” means all returns, declarations of estimated Tax payments, reports, estimates, information returns and statements, filed or to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes.

“Transaction Documents” means this Agreement (including its exhibits and schedules), the Indemnity Escrow Agreement, the Working Capital Escrow Agreement, and all other agreements, certificates, instruments or documents executed or delivered by any of the parties in connection with the transactions contemplated by this Agreement.

“Transaction Expenses” means all fees and expenses relating to the transactions contemplated hereby for which the Company is responsible and not otherwise included in the calculation of Closing Working Capital, including, without duplication, (i) any costs and expenses incurred pursuant to Section 5.01, (ii) all legal, accounting and professional fees and expenses incurred by the Company or any Subsidiary of the Company on behalf of any one or more of the Stockholders; (iii) prepayment premiums payable on or included in Closing Date Indebtedness; and (iv) any transfer Taxes, including real estate transfer Taxes, incurred in connection with the transactions contemplated hereby.

“Woody IV” has the meaning set forth in the preamble to this Agreement.

“Working Capital Underage” means the amount, if any, by which the Target Working Capital exceeds the Closing Working Capital. If the Closing Working Capital equals or exceeds the Target Working Capital then the Working Capital Underage shall equal zero.

“Workplace Safety Laws” means the Occupational Safety and Health Act, 29 U.S.C. chapter 15, as amended, and any other Applicable Law concerning workplace safety and health.

“Year 1” means the period from July 1, 2012 to and including June 30, 2013.

“Year 1 Contingent Consideration” means the amount, if any, computed in accordance with Exhibit C.

“Year 2” means the period from July 1, 2013 to and including June 30, 2014.

“Year 2 Contingent Consideration” means the amount, if any, computed in accordance with Exhibit C.

(c) The following terms have the meaning set forth in the Sections set forth below:

Term	Location
Accounting Firm	§2.06(c)
Balance Sheet	§3.05
Closing	§2.02
Closing Date	§2.02
Company	Preamble
Company Benefit Plans	§3.13
Company Disclosure Schedule	ARTICLE III
Company Indemnitee	§7.02(b)
Company Intellectual Property	§3.08
Company Property	§3.07
Consent	§3.04(b)
Contract	§3.04
Deductible	§7.04(a)(ii)
ERISA	§3.13
Indemnity Escrow Account	§2.04
Escrow Agent	§2.04
Indemnity Escrow Agreement	§2.04
Indemnity Escrow Amount	§2.04
Indemnity Escrow Funds	§2.04
Estimated Closing Date Working Capital	§2.06
Estimated Closing Date Indebtedness	§2.06
Estimated Transaction Expenses	§2.06
Financial Statements	§3.05

Term	Location
Governmental Entity	§3.04(b)
Indemnified Party	§7.03
Judgment	§3.04
Leased Property	§3.07
Liens	§3.06
Loss	§7.02
Material Contract	§3.09
Notice of Disagreement	§2.06(c)
Owned Property	§3.07
Purchaser	Preamble
Purchaser Disclosure Schedule	Article IV
Purchaser Indemnitee	§7.02
Purchaser Material Adverse Effect	§4.03
Parties	Preamble
Party	Preamble
Proceeding	§3.12
Responsible Party	§7.03
Statement	§2.06(b)
Survival Period Termination Date	§7.01
Third Party Claim	§7.03
Stockholder Approval	§3.03
Voting Debt	§3.02
Working Capital	§2.06(e)

ARTICLE II

Purchase and Sale

SECTION 2.01. Purchase and Sale. At the Closing on the Closing Date, and upon all of the terms and subject to all of the conditions of this Agreement:

(a) Stockholders shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase and accept, for the Purchase Price, all of the Company Stock free and clear of all Liens (such purchase and sale of the Company Stock, the “Stock Purchase”); and

(b) The LLC Members shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase and accept, for the LLC Interest Purchase Price, all of the LLC Interest free and clear of all Liens (such purchase and sale of the LLC Interest, the “LLC Interest Purchase”).

(c) The parties acknowledge and agree that Purchaser is not purchasing any capital stock of the Employment Entity.

SECTION 2.02. Closing. The closing of the Stock Purchase and the LLC Interest Purchase and the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Purchaser, 259 Prospect Plains Road, Cranbury, NJ 08512, at 12:01 a.m. New York time, on the Effective Date or at such other place, time and date as shall be agreed between Purchaser and Representative. The date on which the Closing takes place is referred to in this Agreement as the “Closing Date”.

SECTION 2.03. Payment of Initial Aggregate Purchase Price. At Closing, Purchaser shall pay the Initial Aggregate Purchase Price as follows:

(a) Funding of Escrow Accounts. Purchaser shall deposit (A) the Indemnity Escrow Amount in the Indemnity Escrow Account in accordance with Section 2.04(a), and (B) the Working Capital Escrow Amount in the Working Capital Escrow Account in accordance with Section 2.04(b).

(b) Balance of the Initial Stock Purchase Price. Subject to Section 5.09(c), Purchaser shall pay to each of the Stockholders, by wire transfer or other immediately available funds, an amount equal to:

(i) An amount per share of Company Stock computed by dividing:

(A) the Initial Stock Purchase Price less the sum of (1) the Indemnity Escrow Amount, (2) the Working Capital Escrow Amount, (3) the Estimated Working Capital Underage, if any, and (4) the Estimated Transaction Expenses by

(B) the aggregate number of shares of Company Stock issued and outstanding immediately prior to the Closing; multiplied by

(ii) The number of shares of Company Stock held by such Stockholder immediately prior to the Closing, as set forth on Schedule A-1 to this Agreement.

(c) LLC Interest Purchase Price. Purchaser shall pay to each of the LLC Members, by wire transfer or other immediately available funds, an amount equal to (i) the LLC Interest Purchase Price less the Estimated Closing Date Indebtedness, multiplied by (ii) such LLC Member’s respective percentage of the outstanding LLC Interest.

SECTION 2.04. Escrow Accounts.

(a) At the Closing, Purchaser shall deposit [*****] in immediately available funds (the “Indemnity Escrow Amount” and such funds the “Indemnity Escrow Funds”) into an account (the “Indemnity Escrow Account”) to be established with Fidelity National Title Insurance Company (the “Escrow Agent”), and to be held pursuant to the terms of an agreement among Purchaser, the Representative and the Escrow Agent in the form attached hereto at Exhibit B-1 (the “Indemnity Escrow Agreement”). The Indemnity Escrow Funds shall be invested and distributed as provided in the Indemnity Escrow Agreement.

(b) At the Closing, Purchaser shall deposit [*****] in immediately available funds (the “Working Capital Escrow Amount” and such funds the “Working Capital Escrow Funds”) into an account (the “Working Capital Escrow Account”) to be established with the Escrow Agent and to be held pursuant to the terms of an agreement among Purchaser, the Representative and the Escrow Agent in the form attached hereto at Exhibit B-2 (the “Working Capital Escrow Agreement”). The Working Capital Escrow Funds shall be invested and distributed as provided in the Working Capital Escrow Agreement.

SECTION 2.05. Contingent Consideration. Purchaser shall, as soon as practicable, but in no event later than 60 days following the end of Year 1 (in the case of the Year 1 Contingent Consideration) and as soon as practicable, but in no event later that 60 days following the end of Year 2 (in the case of the Year 2 Contingent Consideration):

(a) determine in good faith whether any Year 1 Contingent Consideration or Year 2 Contingent Consideration, as applicable, has become payable in accordance with the provisions of Exhibit C and this Section 2.05;

(b) deliver to the Representative a written notice that sets forth whether Year 1 Contingent Consideration or Year 2 Contingent Consideration, as applicable, has become payable and the amount of such payment as computed by Purchaser in accordance with the provisions of Exhibit C, together with reasonable written support for such determination and such computation (the date of delivery of such notice, the “Year 1 Contingent Consideration Determination Date” or the “Year 2 Contingent Consideration Determination Date”, as applicable); and

(c) subject to Section 7.06, pay to the Stockholders, by wire transfer or other immediately available funds, the Year 1 Contingent Consideration or the Year 2 Contingent Consideration, as applicable, which amount shall be regarded as additional purchase price for the Company Stock. The amounts paid under this Section (c) shall be allocated among and paid to the Stockholders in accordance with the number of shares of Company Stock held by each of them immediately prior to the Closing, as set forth on Schedule A-1 to this Agreement.

(d) During the sixty (60) days following the Year 1 Contingent Consideration Determination Date or the Year 2 Contingent Consideration Determination Date, as applicable, the Representative shall have the right to examine the books and records of the Company relevant to calculation of the Year 1 Contingent Consideration or Year 2 Contingent Consideration, as applicable. If the Representative sends Purchaser within such sixty (60) day period a written notice of disagreement (the “Contingent Disagreement Notice”) detailing the Representative’s disagreement with Purchaser’s calculations, the Parties shall attempt to resolve such disagreement in good faith. If they are unable to do so within thirty (30) days after Purchaser’s receipt of the Contingent Disagreement Notice, then the disagreement shall be referred to the Accounting Firm for resolution pursuant to Section 2.06(c) as if it were a disagreement over the Working Capital calculation. If the Accounting Firm determines that additional Year 1 Contingent Consideration or Year 2 Contingent Consideration, as applicable, is due, Purchaser shall pay the additional amounts to the Stockholders in accordance with Section 2.05(c) within ten days after the Accounting Firm’s determination. The parties acknowledge and agree that in the event that any such disagreement is referred to the Accounting Firm for resolution, the Accounting Firm shall be required to maintain the confidentiality of such confidential or proprietary business information of Purchaser or its subsidiaries as may be provided to the Accounting Firm in order to evaluate and resolve such dispute, and that nothing in this Agreement shall entitle the Representative or any Stockholder to receive any confidential or proprietary business information of Purchaser or its subsidiaries.

Notwithstanding anything to the contrary in this Agreement, Purchaser shall have the sole and exclusive authority to operate the business of the Company from and after the Closing Date.

SECTION 2.06. Working Capital, Indebtedness and Transaction Expenses Adjustment. (a) Prior to the Closing Date, the Company shall deliver to Purchaser a certificate signed by an officer of the Company setting forth the Company’s good faith estimate of (i) the Closing Date Working Capital (the “Estimated Closing Date Working Capital”), (ii) the Closing Date Indebtedness (the “Estimated Closing Date Indebtedness”) and (iii) the estimated Transaction Expenses (the “Estimated Transaction Expenses”) (which certificate shall, with respect to the Estimated Closing Date Indebtedness and the Estimated Transaction Expenses, include a complete and correct list of the obligees thereof, the amount thereof owed to each such obligee, and wire instructions for each such obligee and which shall include payoff letters, providing for the satisfaction and discharge of all obligations in respect thereof including the termination of all related commitments and the release of all related guarantees and Liens, for each such item of Closing Date Indebtedness and Transaction Expenses as Purchaser may require).

(b) Within 75 days after the Closing Date, Purchaser shall prepare in good faith and deliver to the Representative a statement (the “Statement”) setting forth Purchaser’s calculation of (i) the Closing Working Capital, (ii) the Closing Date Indebtedness and (iii) the Transaction Expenses.

(c) During the 75-day period following the Representative’s receipt of the Statement, the Representative and its independent accountants shall be permitted to review any working papers of Purchaser and its independent accountants relating to the Statement; provided that the Representative and its advisors, including its independent accountants, shall have executed any release letters reasonably requested by Purchaser’s independent accountants in connection therewith. The Statement shall become final and binding upon the Representative, the Selling Parties and the Purchaser on the 60th day following delivery thereof, or such earlier date as the Representative notifies Purchaser that he agrees with the Statement, unless the Representative gives written notice to Purchaser of its disagreement with the Statement (a “Notice of Disagreement”) prior to that date. Any Notice of Disagreement shall (i) specify in reasonable detail the nature of any disagreement so asserted, (ii) include only disagreements based on mathematical errors or based on Closing Working Capital, Closing Date Indebtedness or Transaction Expenses not being calculated in accordance with the definitions thereof and this Section 2.06(c) and (iii) specify the amount that the Representative believes is the correct amount of the Closing Working Capital, the Closing Date Indebtedness or the Transaction Expenses, as applicable, based on the disagreements set forth in the Notice of Disagreement, including a reasonably detailed description of the adjustments applied to the Statement in calculating such amount. If the Notice of Disagreement is received by Purchaser in a timely manner, then the Statement (as revised in accordance with this Section 2.06(c)) shall become final and binding upon the Selling Parties and Purchaser on the earlier of (A) the date the Representative and Purchaser resolve in writing all differences they have with respect to the matters specified in the Notice of Disagreement or (B) the date all disputed matters are finally resolved in writing by the Accounting Firm. During the 30-day period following the delivery of a Notice of Disagreement, the Representative and Purchaser shall seek in good faith to resolve in writing any differences that they have with respect to the matters specified in the Notice of Disagreement and agree on a final and binding determination of Closing Working Capital, Closing Date Indebtedness and Transaction Expenses, as applicable. During such period, Purchaser and its independent accountants shall be permitted to review the working papers of the Representative and its independent accountants relating to the Notice of Disagreement; provided that Purchaser and its advisors, including its independent accountants, shall have executed any release letters reasonably requested by the Representative’s independent accountants in connection therewith. At the end of such 30-day period, if no agreement on Closing Working Capital, Closing Date Indebtedness or Transaction Expenses, as applicable, has been reached, the Representative and Purchaser shall submit in writing their positions with respect to any and all matters that remain in dispute and that were properly included in the Notice of Disagreement to an independent accounting firm (the “Accounting Firm”) for resolution of any and all such matters. The Accounting Firm shall be the metropolitan New York City area office of PricewaterhouseCoopers or, if such firm is unable or unwilling to act, such other independent public accounting firm as shall be agreed upon by the Representative and Purchaser in writing or, if the parties are unable to so agree in writing within 10 days after the end of such 30-day period, then the Representative and Purchaser shall each select such a firm and such firms shall jointly select a third independent public accounting firm to resolve the disputed matters. The Representative and Purchaser shall jointly instruct the Accounting Firm that it (1) shall act as an expert and not as an arbitrator, (2) shall review only the matters that were properly included in the Notice of Disagreement and that remain in dispute, (3) shall make its determination in accordance with the requirements of this Section 2.06(c) and based solely on the written submissions of the Representative and Purchaser and their respective independent accountants and not by independent review, (4) shall not assign a value for any item that remains in dispute that is greater than the greatest value, or smaller than the smallest value, set forth by either the Representative or Purchaser in their written submissions to the Accounting Firm and (5) shall render its written decision as promptly as practicable, but in no event later than 30 days after submission to the Accounting Firm of all matters in dispute. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The Accounting Firm’s determination shall be accompanied by a certificate of the Accounting

Firm that it reached its decision in accordance with the provisions of this Section 2.06(c). The fees and expenses of the Accounting Firm pursuant to this Section 2.06(c) shall be borne by the Representative and Purchaser in equal shares. The fees, costs and expenses of Purchaser incurred in connection with its preparation of the Statement, its review of any Notice of Disagreement and its preparation of any written submissions to the Accounting Firm shall be borne by Purchaser, and the fees, costs and expenses of the Representative incurred in connection with its review of the Statement, its preparation of any Notice of Disagreement and its preparation of any written submissions to the Accounting Firm shall be borne by the Representative.

(d) Within ten (10) Business Days after the Statement becomes final and binding on the Purchaser and Representative pursuant to Section 2.06(c), if the Closing Date Working Capital less the sum of the Closing Date Indebtedness and the Transaction Expenses is less than the Estimated Closing Date Working Capital less the sum of the Estimated Closing Date Indebtedness and the Estimated Transaction Expenses, Purchaser and the Representative, on behalf of itself and the other Selling Parties, shall, within ten Business Days after the Statement becomes final and binding on the Representative and Purchaser pursuant to Section 2.06(c), jointly instruct in writing the Escrow Agent to pay, in accordance with the Working Capital Escrow Agreement, an amount equal to such deficit to Purchaser from the Working Capital Escrow Amount, to the extent of the Working Capital Escrow Amount, with any further deficit in excess of the funds in the Working Capital Escrow Fund being paid to Purchaser from the Indemnity Escrow Amount to the extent of the Indemnity Escrow Amount, and with any further deficit in excess of the funds in both the Working Capital Escrow Fund and the Indemnity Escrow Fund being paid by means of an offset against any Year 1 Contingent Consideration and Year 2 Contingent Consideration that may otherwise become due and payable. If the Closing Date Working Capital less the sum of the Closing Date Indebtedness and the Transaction Expenses is not less than the Estimated Closing Date Working Capital less the sum of the Estimated Closing Date Indebtedness and the Estimated Transaction Expenses, then no adjustment to the Purchase Price shall be made, and Purchaser shall not be required to pay any additional amount on account thereof, and the entire remaining balance of the Working Capital Escrow Amount shall be disbursed to the Stockholders in accordance with Section 2.03(b).

(e) The term “Working Capital” means the aggregate amount of the Current Assets minus the aggregate amount of the Current Liabilities. For purposes of preparing the Statement, whether or not the date as of which Closing Working Capital is required to be calculated pursuant to this Section 2.06 coincides with a fiscal quarter-end of the Company, the Company shall use its normal fiscal quarter-end close procedures for the preparation thereof, including procedures with respect to accruals and adjustments.

SECTION 2.07. Representative. (a) The Selling Parties hereby irrevocably appoint, authorize and empower Dr. Fang as Representative, for the benefit of each Selling Party, as the exclusive agent and attorney-in-fact to act on behalf of each Selling Party and his or its successors and assigns, with full power of substitution and resubstitution, in such Selling Party’s name, place and stead, in any and all capacities, in connection with and to facilitate the consummation of the transactions contemplated hereby, granting unto said attorney in fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with the Closing and the purchase of the Company Stock and the LLC Interest hereunder as fully to all intents and purposes as such Selling Party might or could do in person, and the Representative, by his signature below, agrees to serve in such capacity. All of the Parties acknowledge and agree that any action or notice that is binding upon the Representative in its capacity as such shall bind each Selling Party, and that the delivery to the Representative of any notice or communication to any Selling Party that is required or permitted under this Agreement or any of the Transaction Documents shall constitute valid delivery of the same to such Selling Party.

(b) The Representative, in his capacity as such, shall have the power and authority to take such actions on behalf of each Selling Party as the Representative, in his sole judgment, deems to be in the best interests of the Selling Parties or otherwise appropriate on all matters related to or arising from this Agreement. The Company, Woody IV and the Selling Parties each authorize Purchaser to rely on the Representative having such power and authority immediately prior to the Effective Time. Such powers shall include: (i) making decisions with respect to the determination of the Closing Working Capital, (ii) executing and delivering any and all supplements, amendments, waivers or modifications and all certificates, consents and other documents contemplated by this Agreement or as may be necessary or appropriate to effect the Stock Purchase, the LLC Interest Purchase and the other transactions contemplated hereby, (iii) giving and receiving notices and other communications relating to this Agreement, (iv) taking or refraining from taking any actions (whether by negotiation, settlement, litigation or otherwise) to resolve or settle all matters and disputes arising out of or related to this Agreement and the performance or enforcement of the obligations, duties and rights pursuant to this Agreement, (v) taking any and all actions that may be necessary or desirable, as determined by the Representative, in its sole discretion, in connection with the payment of the costs and expenses incurred with respect to the Company, Woody IV or a Selling Party in accordance with Section 5.01, and (vii) taking any and all other actions and doing any and all other things provided in, contemplated by or related to this Agreement or the actions contemplated by this Agreement to be performed by the Representative on behalf of any Selling Party.

(c) Purchaser shall be entitled to rely upon the full power and authority of the Representative to act hereunder and with respect to the transactions contemplated hereby on behalf of the Selling Parties, and neither Purchaser nor any of its Affiliates or their officers, agents or representatives shall be liable to any Selling Party for any action taken or omitted to be taken in reliance upon such power and authority. The Selling Parties shall indemnify, defend and hold each of Purchaser, the Company, Woody IV and their respective officers, directors, employees, Affiliates and agents harmless from any Losses arising from or relating to actions taken by any of them in reliance upon express instructions or advice given them by Representative.

ARTICLE III

Representations and Warranties

Relating to the Company Entities, the Stockholders and the LLC Members

Except as set forth in the disclosure schedule delivered concurrently with the execution of this Agreement to Purchaser (the “Company Disclosure Schedule”), the Company, Woody IV and the Selling Parties hereby jointly and severally represent and warrant to Purchaser as follows:

SECTION 3.01. Organization and Standing; Books and Records. (a) Each of the Company and Woody IV is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of the Company and Woody IV is duly qualified and in good standing to do business as a foreign person in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except for immaterial failures to be so qualified or in good standing.

(b) Each of the Company and Woody IV has full corporate or corresponding authority and possesses all material Permits necessary to enable it to own, lease, operate or otherwise hold its properties and assets and to carry on its business as presently conducted, which material Permits are listed on Section 3.01(a) of the Company Disclosure Schedule. Neither the Company nor Woody IV has received any notice that any Governmental Agency will revoke, cancel, rescind, modify or refuse to renew in the ordinary course any of such Permits. All of the material Permits are in full force and effect and there exists no default or violation on the part of the Company or Woody IV under any of them. The consummation of the transactions contemplated by this Agreement will not result in the cancellation or modification of any of the material Permits.

(c) The Company and Woody IV have prior to the execution of this Agreement made available to Purchaser true and complete copies of their respective organizational documents, each as amended to the date hereof, and of their respective minute books, which contain true and complete records of all issuances, transfers, redemptions and cancellations of capital stock and other equity interests of each of them and minutes and records and meetings, proceedings and other actions of the board of directors, board committees, shareholders, managers and members, as applicable, of each of them from their respective dates of incorporation or organization, and all such meetings, proceedings and actions have been duly, legally and properly held or taken.

SECTION 3.02. Equity Interests in the Company and Woody IV.

(a) Except for the Company Stock, the record and beneficial ownership of all shares of which is set forth on Exhibit A-1, there are no shares of capital stock or other equity securities of the Company issued, reserved for issuance or outstanding. Except for the LLC Interest, the record and beneficial ownership of all of which is set forth on Exhibit A-2, there is no limited liability company membership interest or other equity securities of Woody IV issued or outstanding.

(b) Neither the Company nor Woody IV has any Subsidiaries.

(c) All of the shares of Company Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right provided for in the Delaware General Corporation Law or the organizational documents of the Company, as amended to the date of this Agreement, or any other agreement to which the Company or any Stockholder is a party. All the outstanding LLC Interest has been validly issued and is not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right provided for in the Utah limited liability company law, the organizational documents of Woody IV, as amended to the date of this Agreement, or any other agreement to which Woody IV or any of the LLC Members is a party.

(d) Except as set forth in Section 3.02 of the Company Disclosure Schedule, there are not any bonds, debentures, notes or other Indebtedness of the Company or of Woody IV having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Stock or LLC Interest may vote (“Voting Debt”). There are no outstanding options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, rights to receive any economic benefit or right similar to or derived from the economic benefits or rights accruing to holders of equity interests in the Company, arrangements or undertakings of any kind to which the Company or Woody IV is a party or by which any of them is bound (i) obligating the Company or Woody IV to issue, deliver or sell, or cause to be issued, delivered or sold, additional Company Stock, LLC Interest, any Voting Debt or other equity interests in, or any security convertible into or exercisable for or exchangeable into any Company Stock, LLC Interest, Voting Debt or other equity interest in, the Company or Woody IV or (ii) obligating the Company or Woody IV to issue, grant or enter into any such option, warrant, right, security, commitment, Contract, arrangement or undertaking. As of the date of this Agreement, there are not any outstanding contractual obligations of the Company or Woody IV to repurchase, redeem or otherwise acquire any shares of capital stock or LLC Interest of the Company or Woody IV.

(e) Each of the Company and Woody IV has complied with all Applicable Laws in connection with the issuance of securities.

(f) Except as set forth on Section 3.02 of the Company Disclosure Schedule, there are no agreements, contracts or instruments to which any of the Stockholders, LLC Members, Company or Woody IV, or by which any of them is bound, or to which any of the Company Stock, LLC Interest or other equity interests of Company or Woody IV is subject, which (i) obligates any Stockholder or LLC Member to vote or refrain from voting any Company Stock or LLC Interest in any particular manner or to take or refrain from taking any action in such Person’s capacity as a Stockholder of the Company or a member of Woody IV; (ii) constitutes a pledge or creates or evidences a Lien or encumbrance on the Company Stock or LLC Interest; (iii) restricts, impairs or imposes conditions upon the transferability of any Company Stock or LLC Interest; (iv) contemplates a transfer or change in record or beneficial ownership of the Company Stock or LLC Interest, or (v) otherwise materially affects the rights or obligations of any Person in his, her or its respective capacity as a holder of Company Stock or LLC Interest.

SECTION 3.03. Authority; Execution and Delivery; Enforceability.

(a) The Company has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Such vote of the Stockholders, if any, as is required to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby has been obtained (the “Stockholder Approval”), and all other company acts and other proceedings required to be taken by the Company and Woody IV, and the boards of directors, managers, members and stockholders of each of them in their capacity as such to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents and the transactions contemplated hereby have been duly and properly taken. This Agreement and each of the other Transaction Documents has been duly executed and delivered by the Company and each constitutes a legal, valid and binding obligation of the Company, enforceable against the

Company in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Applicable Law affecting enforcement of creditors’ rights or by principles of equity.

(b) Each Stockholder which is a trust has all requisite power and authority to enter into this Agreement, perform his or its obligations hereunder and consummate the transactions contemplated hereby, including without limitation the sale and delivery of the Company Stock. This Agreement and each of the other Transaction Documents has been duly executed and delivered by each of the Stockholders and constitutes a legal, valid and binding obligation of each of the Stockholders, enforceable against them in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Applicable Law affecting enforcement of creditors’ rights or by principles of equity. All necessary action by the trustees and any other relevant Person as is required in order to authorize and direct each Stockholder that is a trust to execute and deliver this Agreement and perform its obligations hereunder has been taken.

(c) Woody IV has all requisite limited liability company power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Such vote of the LLC Member as is required to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby has been obtained (the “LLC Member Approval”), and all other company acts and other proceedings required to be taken by Woody IV and its managers and members in their capacity as such to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents and the transactions contemplated hereby have been duly and properly taken. This Agreement and each of the other Transaction Documents has been duly executed and delivered by Woody IV and each constitutes a legal, valid and binding obligation of Woody IV, enforceable against Woody IV in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Applicable Law affecting enforcement of creditors’ rights or by principles of equity.

(d) Each LLC Member is a trust and has all requisite power and authority to enter into this Agreement, perform its obligations hereunder and consummate the transactions contemplated hereby, including without limitation the sale and delivery of the LLC Interest. This Agreement and each of the other Transaction Documents has been duly executed and delivered by each of the LLC Members and constitutes a legal, valid and binding obligation of each of the LLC Members, enforceable against them in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Applicable Law affecting enforcement of creditors’ rights or by principles of equity. All necessary action by the trustees and any other relevant Person as is required in order to authorize and direct each LLC Member that is a trust to execute and deliver this Agreement and perform its obligations hereunder has been taken.

SECTION 3.04. No Conflicts; Consents. (a) The execution and delivery by the Company, the Stockholders, Woody IV and the LLC Members of this Agreement does not and the consummation of the transactions contemplated hereby and compliance by the Company, the Stockholders, Woody IV and the LLC Members with the terms hereof will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or require the consent of any Person under, or result in the creation of any Lien upon any of the properties or assets of the Company or Woody IV, any Stockholder or any LLC Member, cause or create any material liability, or terminate or amend (or give any Person the right to terminate or amend) any Material Contract, or accelerate or modify (or give any person the right to accelerate or modify) the time within which or the terms under which any duties or obligations are to be performed or any rights or benefits are to be received, under any provision of (i) the certificate of formation or the limited liability company agreement (or the comparable governing instruments) of the Company or Woody IV, (ii) any contract, lease, license, indenture, agreement, commitment or other legally binding arrangement (a “Contract”) to which the Company, Woody IV, a Stockholder or an LLC Member is a party or by which any of their respective properties or assets is bound, or (iii) any judgment, order or decree entered by or with any Governmental Entity (a “Judgment”) or any Applicable Law except, in the case of clauses (ii) and (iii) above, for such items as are disclosed on Section 3.04(a) of the Company Disclosure Schedule or are immaterial.

(b) No material consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental entity, domestic or foreign (a “Governmental Entity”) is required to be obtained or made by or with respect to the Company, Woody IV, any Stockholder or any LLC Member in connection with the execution, delivery and performance of this Agreement or the Closing or the purchase and sale of the Company Stock under this Agreement or the other transactions contemplated hereby, other than the Consents, registrations, declarations and filings disclosed on Section 3.04(b) of the Company Disclosure Schedule.

SECTION 3.05. Financial Statements; No Undisclosed Liabilities. (a) Section 3.05 of the Company Disclosure Schedule sets forth the unaudited balance sheet of the Company as of December 31, 2011 and the unaudited balance sheet of the Company as of June 30, 2012 (the unaudited balance sheet as of June 30, 2012, the “Balance Sheet”), and the unaudited statements of income, cash flows and stockholders’ equity of the Company for the fiscal year ended December 31, 2011, and the unaudited statements of income, cash flows and stockholders’ equity of the Company for the period ended June 30, 2012 (the financial statements described in this sentence, collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP from the regular books and records of the Company and fairly present, in all material respects (subject to normal, year-end adjustments, the omission or summarization of footnotes and presentation matters) the financial condition and results of operations of the Company as of the respective dates thereof and for the respective periods indicated. The Company has not changed its methods of accounting, accounting principles, accounting practices, collection practices, credit policy or customer profiling practices since December 31, 2011.

(b) Section 3.05 of the Company Disclosure Schedule sets forth the unaudited balance sheet of Woody IV as of December 31, 2011 and the unaudited balance sheet of Woody IV as of June 30, 2012, and the unaudited statements of income of Woody IV for the fiscal year ended December 31, 2011, and the unaudited statements of income of Woody IV for the period ended June 30, 2012 (the financial statements described in this sentence, collectively, the “Woody IV Financial Statements”). The Woody IV Financial Statements have been prepared from the regular books and records of Woody IV on the same basis as Woody IV’s federal tax returns and fairly present, in all material respects (subject to normal, year-end adjustments, the omission or summarization of footnotes and presentation matters) the financial condition and results of operations of Woody IV as of the respective dates thereof and for the respective periods indicated. Woody IV has not changed its methods of accounting, accounting principles or accounting practices since December 31, 2011.

(c) There are no material liabilities or obligations of the Company of a type required to be disclosed or provided for in the Financial Statements or the notes thereto in accordance with GAAP, except (i) as disclosed, reflected or reserved for in the Financial Statements, including the notes thereto, (ii) for liabilities and obligations incurred in the ordinary course of the business and consistent with past practice of the Company since the date of the Balance Sheet or (iii) for Taxes (which are covered by Section 3.11 hereof). Neither the Company is or has ever been a party to any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

(d) The trade accounts receivable of the Company as of the date of this Agreement (i) arose from bona fide transactions in the ordinary course of their respective businesses, (ii) have not been discounted other than in the ordinary course consistent with past practice, and (iii) to the Knowledge of the Selling Parties, have not been subject to the assertion of any counterclaims or rights of set off with respect thereto that are material in the aggregate. To the Knowledge of the Selling Parties, except as fully reserved for on the Financial Statements, no account debtor has any intention not to pay or inability to pay any such account receivable when due. None of such accounts receivable are owed to the Company by any officer, employee, manager, stockholder or member of the Company or Woody IV, or any Affiliate of any of them.

(e) The inventories of the Company, taken as a whole, consist of a quality and quantity usable and, with respect to finished goods, saleable in the ordinary course of business except for items that have been reserved for, written down or written off in accordance with GAAP consistently applied. Inventory acquired by the Company since the date of the Balance Sheet has been acquired in the ordinary course of business, in customary quantities.

(f) The Company maintains a standard system of accounting established and administered in accordance with GAAP, including complete books and records in written or electronic form. The Company maintains a system of internal controls on financial and accounting matters including segregation of certain duties, limiting persons authorized to sign checks and purchase orders, physical safeguards, periodic physical inventories and back-ups of electronic records. To the Knowledge of the Selling Parties, there are no material deficiencies in the Company’s disclosure controls and procedures.

(g) No event has occurred, and no circumstance or condition exists, that has resulted in or that will or would reasonably be expected to result in, any claim for indemnification, reimbursement, contribution or the advancement of expenses by any director, officer or employee of the Company or Woody IV (other than a claim for reimbursement, in the ordinary course of business, of travel expenses or other out of pocket expenses of a routine nature incurred by such director, officer or employee in the course of performing his or her duties for the Company or Woody IV) pursuant to: (i) the terms of the organization documents of the Company or Woody IV, (ii) any indemnification agreement or other Contract between the Company or Woody IV on the one hand and such director, officer or employee on the other hand; or (iii) any Applicable Law.

SECTION 3.06. Assets Other than Real Property Interests or Intellectual Property. (a) The Company has good and valid title to all material assets reflected on the

Balance Sheet or thereafter acquired, other than those otherwise disposed of since the date of the Balance Sheet (the “Material Assets”), in each case free and clear of all mortgages, liens, security interests, charges, options to purchase or lease or otherwise acquire any interest, adverse claims of ownership or use, or other encumbrances (collectively, “Liens”), except (i) Liens as are set forth in Section 3.06 of the Company Disclosure Schedule (all of which shall be discharged at or prior to the Closing), and (ii) Permitted Liens.

(b) The Material Assets are in good condition and repair (subject to normal wear and tear given the use and age of such assets), are usable in the ordinary course, are suitable for the purposes for which they are presently used, and to the Knowledge of the Selling Parties conform in all material respects to all Applicable Laws relating to their construction, use and operation.

(c) Attached to this Agreement as Section 3.06(c) of the Company Disclosure Schedule is a schedule of the fixed assets of the Company and Woody IV, including the depreciation of such assets.

(d) This Section 3.06 does not relate to real property or interests in real property, such items being the subject of Section 3.07, or to Intellectual Property, such items being the subject of Section 3.07(a).

SECTION 3.07. Real Property.

(a) Section 3.07(a)(i) of the Company Disclosure Schedule sets forth a complete list of all real property and interests in real property currently owned in fee by the Company (individually, a “Company Owned Property”). Section 3.07(a)(ii) of the Company Disclosure Schedule sets forth a complete list of all real property and interests in real property currently leased by the Company, as tenant (individually, a “Company Leased Property”).

(b) Section 3.07(b)(i) of the Company Disclosure Schedule sets forth a complete list of all real property and interests in real property currently owned in fee by Woody IV (individually, a “Woody IV Owned Property”). Section 3.07(b)(ii) of the Company Disclosure Schedule sets forth a complete list of all real property and interests in real property currently leased by Woody IV, as tenant (individually, a “Woody IV Leased Property”). The Company Owned Property and the Woody IV Owned Property are sometimes referred to herein collectively as the “Owned Property”. The Company Leased Property and the Woody IV Leased Property are sometimes referred to herein collectively as the “Leased Property”.

(c) Section 3.07(c) of the Company Disclosure Schedule sets forth a complete list of all real property and interests in real property owned in fee or leased (as tenant) by the Company or Woody IV since January 1, 2002 but not currently (individually, a “Previous Property”). None of the Company or Woody IV is subject to any ongoing current or contingent obligations with respect to the Previous Property.

(d) The entities listed in Sections 3.07(a)(i) and 3.07(b)(i) of the Company Disclosure Schedule each own good and marketable title in fee simple to their respective Owned Property, free and clear of all Liens, except Permitted Liens and as otherwise set forth on Section 3.07(a)(i) and 3.07(b)(i) of the Company Disclosure Schedule and each enjoys peaceful, undisturbed and exclusive possession of such properties, subject only to the right of the Company under the Company Lease. The entities listed in Sections 3.07(a)(ii) and

3.07(b)(ii) of the Company Disclosure Schedule each have good and valid leasehold interests in their respective Leased Property, free and clear of all Liens, except Permitted Liens and as otherwise set forth on Section 3.07(a)(ii) and 3.07(b)(ii) of the Company Disclosure Schedule, and each enjoys peaceful, undisturbed and exclusive possession of such properties.

(e) Other than the Company Lease, no Owned Property or Leased Property is subject to a lease, sublease, license or other agreement for possession, use or occupancy by any other party.

(f) All buildings, plants, improvements and structures located on the Owned Property and the Leased Property have been maintained in good condition, normal wear and tear excepted, are adequate for the business of the Company and Woody IV as currently conducted, and are in compliance in all material respects with all Applicable Laws, including those relating to their construction and alteration and including NFPA code requirements. All permits and approvals required for the use, occupancy and operation thereof are issued, in full force and effect and in the Company’s or Woody IV’s possession. The zoning class of each Owned Property and Leased Property is listed in Section 3.07(f) of the Company Disclosure Schedule and each such zoning class permits the current use of the respective property without variance, special exception or conditional use. No Owned Property or Leased Property, or the buildings, plants, improvements and structures thereon, are permitted as a “permitted non-conforming use” or a “permitted non-conforming structure” or similar classification. To the Knowledge of the Selling Parties, there are no encroachments onto the Owned Property or any Leased Property of any improvements from any adjoining property, and no improvement on any Owned Property or Leased Property encroaches onto any adjoining property, and there are no overlaps, boundary line disputes or other similar matters with respect to such properties. Each Owned Property and Leased Property is a separately subdivided parcel and is assessed for real estate tax purposes separate and distinct from all other real property and is not treated as part of any other real property for title, zoning or building purposes. There is no eminent domain, condemnation action or proceeding pending or, to the Knowledge of the Selling Parties, threatened with respect to the Owned Property or any Leased Property or any such building, plant, improvement or structure. All water, sewer, gas, electric, telephone and drainage facilities, and all other utilities required by any Applicable Law or necessary for the current use and operation of the Owned Property or any Leased Property are installed to the property lines of the Owned Property or such Leased Property, are connected pursuant to valid permits to municipal or public utility services or proper drainage facilities, and are, to the Knowledge of the Selling Parties, fully operable and adequate to service such property in the operation of the business of the Company and Woody IV as currently conducted and to permit compliance with the requirements of all Applicable Laws in the operation thereof. No Owned Property or any Leased Property, or any portion thereof, is located within a “flood plain area” as defined by the Federal government pursuant to the Flood Disaster Protection Act of 1973, as amended. Neither the Company nor Woody IV has received notice from any insurer with respect to the Owned Property or any Leased Property to the effect that such property requires the performance of any structural or other repairs or alterations. No party owns nor holds any option, right of first refusal or other contractual rights to purchase, acquire, sell, assign or dispose of any, or any portion of, any Owned Property or Leased Property. No assessment for public improvements has been served upon the Company or Woody IV with respect to the Owned Property which remains unpaid, including, but not limited to, those for construction of sewer, water, electric, gas or steam lines and mains, streets, sidewalks and curbing. To the Knowledge of the Selling Parties, no public improvements have been ordered to be made which have not heretofore been completed, assessed and paid for.

SECTION 3.08. Intellectual Property. (a) Section 3.08 of the Company Disclosure Schedule sets forth a true and complete list of (i) all material Intellectual Property owned by or licensed to the Company and used in the operation of the business (the “Company Intellectual Property”), (ii) each registration which has been issued to the Company with respect to any of the Company Intellectual Property, including the jurisdiction of each such issuance, (iii) each license, sublicense, collaboration or other agreement to which the Company is a party and pursuant to which any rights have been granted to or by the Company with respect to any Company Intellectual Property. Section 3.08 of the Company Disclosure Schedule identifies which items of Company Intellectual Property are owned by the Company and which are licensed to the Company (such licenses to use Company Intellectual Property, “Company Intellectual Property Licenses”) and, in the case of each of the Company Intellectual Property Licenses, identifies the licensor and the term thereof.

(b) Collectively, the Company exclusively owns all Company Intellectual Property owned or represented to be owned by the Company, free and clear of any exclusive licenses or rights granted to or held by any other Person and any other Liens, except non-exclusive licenses to customers in the ordinary course of business. Except as set forth in Section 3.08 of the Company Disclosure Schedule, the use by the Company of the Company Intellectual Property, including the design, manufacture, distribution and sale of the products of the Company, is not restricted and does not require any payment of any kind to any Person by reason of Intellectual Property embedded or embodied in such products.

(c) (i) The Company owns or has legally enforceable rights to use all material Intellectual Property used in the business as currently conducted, free and clear of all Liens and other encumbrances (other than Permitted Liens), (ii) the Company has not received any written or oral communication from any Person asserting any ownership interest in, or contesting the validity or enforceability of, any of the Company Intellectual Property, (iii) the conduct of the business of the Company as presently conducted (including any product designed, manufactured, distributed or sold by the Company) does not violate, conflict with, dilute or infringe in any material respect the Intellectual Property or other rights of any other Person and the Company has not received any communications alleging the same; (iv) no claims are pending against the Company by any person with respect to the ownership, validity, enforceability, effectiveness or use in the business of the Company of any Company Intellectual Property; (v) to the Knowledge of the Selling Parties, no Intellectual Property rights of any other Person, or the use thereof, nor any product designed, manufactured, distributed or sold by any other Person, violates, infringes upon or dilutes the Company Intellectual Property; (vi) no present or former Affiliate, member (including the Stockholders, the LLC Members and their respective Affiliates), officer, director or employee of the Company or Woody IV owns or has any interest in any Company Intellectual Property; and (vii) the Closing, the purchase and sale of the Company Stock under this Agreement and the other transactions contemplated by this Agreement will not affect the right of the Company to use any Company Intellectual Property licensed to or used by them.

(d) To the Knowledge of the Selling Parties, no registered item of Company Intellectual Property is invalid or unenforceable in any jurisdiction where that item of Company Intellectual Property is so registered, and there is no basis or grounds for any Person to claim otherwise. None of the Company Intellectual Property has entered the public domain, lapsed, expired, or been abandoned or canceled.

(e) The Company takes and has taken reasonable actions to protect, preserve and maintain the confidentiality of all material trade secrets and confidential information included among the Company Intellectual Property. All employees, contractors and agents of the Company who are or were involved, or who have participated in or contributed to, in the conception, development, authoring, creation, or reduction to practice of any Company Intellectual Property have executed valid and enforceable agreements that assign all right, title and interest in such Intellectual Property to the Company and valid and enforceable agreements that protect the confidentiality of all trade secrets of the Company, and the Company has delivered complete and accurate copies of all such agreements to Purchaser. To the Knowledge of the Selling Parties, no employee, director, officer, or contractor of the Company is in default or breach of any material term of any employment agreement, non disclosure agreement, assignment of invention agreement or similar agreement with the Company relating to ownership or protection of Company Intellectual Property.

(f) The Company has sole and exclusive ownership, free and clear of any Liens, or the valid right to use, unrestricted by any Contract, all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to current and former customers of the Company for which the Company has received information and retains records in the ordinary course of business. No Person other than the Company possesses any licenses, claims, or rights with respect to the use of any such customer information owned by the Company.

(g) There is no computer software or computer software documentation developed by, for or on behalf of the Company that is proprietary to the Company.

(h) Woody IV neither owns nor uses Intellectual Property and is not party to any agreement respecting Intellectual Property.

SECTION 3.09. Contracts. (a) Section 3.09(a) of the Company Disclosure Schedule sets forth all of the Contracts (together with all amendments and material waivers thereto) of the following types to which the Company or Woody IV is a party or by which the Company or Woody IV or any of their respective assets are bound as of the date of this Agreement (each, a “Material Contract”):

(i) any Contract with a covenant not to compete or other covenant restricting in any material respect the development, manufacture, marketing or distribution of the products and services of the Company or Woody IV, or that otherwise materially impairs the ability of the Company or Woody IV to engage in any line of business;

(ii) any lease, sublease, license, occupancy agreement or similar agreement with any person under which the Company or Woody IV is a lessor, or sublessor of, or makes available for use by any person, any Owned Property or any Leased Property and is not terminable by the Company or Woody IV without penalty by notice of not more than 180 days.

(iii) any lease, sublease, license or similar contract with any person under which (A) the Company or Woody IV is lessee of, holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any person or (B) the Company or Woody IV is a lessor or sublessor of, or makes available for use by any person, any tangible personal property owned or leased by the Company or Woody IV, in each case, which has an aggregate future liability or receivable, as the case may be, in excess of [*****];

(iv) any (A) continuing Contract for the purchase of raw materials, supplies, goods or inventory; or (B) management, service, consulting or other similar type of Contract, in each case, involving payments under any individual contract in excess of [*****] and which is not cancelable on thirty (30) days notice or less without penalty;

(v) any Contract under which the Company or Woody IV has incurred any Indebtedness or issued any note, bond, debenture or other evidence of Indebtedness to, any Person, in each case, which individually or in the aggregate, is in excess of [*****];

(vi) any Contract (including any so-called take-or-pay or keepwell agreements) under which (A) any Person other than the Company or Woody IV, has directly or indirectly guaranteed Indebtedness, liabilities or obligations of the Company or Woody IV or (B) the Company or Woody IV has directly or indirectly guaranteed Indebtedness, liabilities or obligations of any Person, other than the Company or Woody IV (in each case other than endorsements for the purpose of collection in the ordinary course of business), in any such case which, individually, is in excess of [*****];

(vii) any Contract containing any covenant of the Company or Woody IV not to compete with any Person in any geographic area or with respect to any business, or containing any covenant of any other Person (other than employees of the Company or the Employment Subsidiary) not to compete with the Company or Woody IV in any geographic area or with respect to any business;

(viii) any partnership, limited liability company, joint venture, teaming agreement, alliance or other similar Contract relating to the sharing of profits, revenue, proprietary information or any similar arrangement;

(ix) any Contract under which the Company or Woody IV has made any advance, loan, extension of credit or capital contribution to, or other investment in, a Person (other than the Company or Woody IV and other than extensions of trade credit and other advances of operating expenses in the ordinary course of business), in any such case which, individually, is in excess of [*****];

(x) material Contract granting a Lien (other than Permitted Liens) upon any Company Property or any other asset owned by the Company or Woody IV;

(xi) Contract for the sale of any material asset of the Company or Woody IV (other than inventory sales in the ordinary course of business) or the grant of any preferential rights to purchase any such asset, other than any such Contract entered into in the ordinary course of business;

(xii) Contract for capital expenditures in excess of [*****];

(xiii) Contract with or otherwise for the material benefit of any Stockholder, director, officer or management-level employee of the Company or Woody IV, any member of his or her immediate family or, to the Knowledge of the Selling Parties, any Affiliate of any such Persons, including any Contract providing for the furnishing of services by, rental of real or personal property from, or otherwise requiring payments to or for the benefit of any such Person;

(xiv) Contract between the Company or Woody IV on the one hand and any director, officer or employee of the Company or Woody IV on the other hand pursuant to which: (i) benefits would vest or amounts would become payable or the terms of which would otherwise be altered by virtue of the consummation of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events); (ii) the Company or Woody IV is or may become obligated to make any severance, termination, retention, gross up, or similar payment to any Company Employee; and (iii) the Company or Woody IV is or may become obligated to make any bonus, incentive compensation, or similar payment (other than in respect of salary) to such director, officer or employee;

(xv) Union or collective bargaining agreement to which the Company or Woody IV is a party or covering any of its respective employees;

(xvi) Contract pursuant to which the Company or Woody IV has assumed any liability or duty with respect to, or agreed to defend, indemnify or hold harmless another Person;

(xvii) Any material license or other agreement involving any material Intellectual Property;

(xviii) Settlement, conciliation or similar agreement with any Governmental Entity, or resolving any material pending or threatened Proceeding against the Company or Woody IV, or that creates monitoring or reporting obligations to any Governmental Entity outside of the ordinary course of business;

(xix) Contract other than as set forth above and other than any Company Benefits Plan that provides for aggregate future payments by the Company or Woody IV to any Person (including the Company or Woody IV) in excess of [*****], is not terminable by the Company or Woody IV by notice of not more than 180 days and has an unexpired term (including pursuant to an option to renew or extend) exceeding one year (other than purchase orders and sales orders);

(xx) Sales agency, dealer, reseller, manufacturer’s representative, distributorship or any similar Contract or distribution or commission arrangement pursuant to which (A) the Company or Woody IV has the right to manufacture, market, sell, package or distribute the products of any other Person, or (B) any other Person has the right to manufacture, market, sell, package or distribute the products of the Company or Woody IV;

(xxi) Contract with respect to the import or export of any inventory, ingredients or Company products; or

(xxii) Contract other than as set forth above to which the Company or Woody IV is a party or by which it or any of its assets or businesses is bound or subject that is material to the business of the Company and Woody IV, taken as a whole.

(b) All Material Contracts are valid, binding and in full force and effect and are enforceable by the Company or Woody IV in accordance with their terms, except (i) to the extent that enforcement may be affected by Applicable Law relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies and (ii) for immaterial failures to be valid, binding, in full force and effect or enforceable. The Company or Woody IV has performed all material obligations required to be performed by it to date under the Material Contracts, and it is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. To the Knowledge of the Selling Parties, no event has occurred that, with or without the lapse of time or the giving of notice, or both, may result in a material breach or default under any Material Contract by any other party thereto. No Material Contract contains any contractual requirements with which the Company or Woody IV or, to the Knowledge of the Selling Parties, any other party thereto, will be unable to comply, and all amounts payable under each of them are on a current basis.

SECTION 3.10. Insurance. Section 3.10 of the Company Disclosure Schedule sets forth a true and complete list of the insurance policies made by the Company and Woody IV with respect to the Company’s assets (including real property) and the Business, including a summary of each policy identifying the carrier, limits, premiums and whether such policies are occurrence or claims-made policies. All policies and binders for the current policy year are valid and in full force and effect and all premium due thereon have been paid. There are no material claims, by or with respect to the Company or Woody IV, pending under any of the liability insurance policies listed on Section 3.10 of the Company Disclosure Schedule, or disputes with insurers with respect thereto. Neither the Company nor Woody IV has received any written notice regarding any cancellation or termination of, refusal of any coverage or rejection of any claim under, or material adjustment in the amount of the premiums payable with respect to any liability insurance policy listed on Section 3.10 of the Company Disclosure Schedule.

SECTION 3.11. Taxes.

(a) All material Tax Returns required to be filed by the Company or Woody IV have been duly and timely filed and all such Tax Returns are true, correct and complete in all material respects.

(b) All Taxes required to be paid by the Company or Woody IV have been timely paid, except for any Taxes not yet due and payable and any Taxes being contested in good faith.

(c) There are no Tax Liens on any of the assets of the Company or Woody IV, except for Liens for any Taxes not yet due and payable and any Taxes being contested in good faith.

(d) None of the Company or Woody IV (i) is the subject of any audit or examination with respect to Taxes or (ii) has received notice from any Tax authority for a jurisdiction in which such entity does not file Tax returns to the effect that such entity is or may be subject to Tax in that jurisdiction.

(e) There are no outstanding agreements or waivers extending, or having the effect of extending, the statutory period of limitation applicable to any U.S. Federal income Tax Returns required to be filed with respect to the Company or Woody IV, and neither the Company nor Woody IV has requested any extension of time within which to file any U.S. Federal income Tax Return, which return has not yet been filed.

(f) There is no pending material deficiency, examination, audit, claim, litigation or other Proceeding with respect to Taxes allegedly owed by the Company or Woody IV either claimed or raised by any taxing authority.

(g) Each of the Company and Woody IV has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, licensor, stockholder or member.

(h) Neither the Company nor Woody IV has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(i) Neither the Company nor Woody IV has been a member of an “affiliated group” of corporations (within the meaning of Code § 1504) filing a consolidated federal income Tax return and neither the Company nor Woody IV has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar Applicable Law), as a transferee or successor or by contract.

(j) Neither the Company nor Woody IV has entered in any “listed transaction” or “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(k) Neither the Company nor Woody IV is a party to or is otherwise bound by any material Tax sharing, allocation or indemnification agreement (other than such an agreement exclusively between or among the Company and Woody IV).

(l) Neither the Company nor Woody IV is a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code section 280G (or any similar or corresponding Applicable Law).

(m) Neither the Company nor Woody IV is or will be required to include an item of income, or exclude a deduction, as a result of any accounting method change, closing agreement (within the meaning of Code § 7121), intercompany transaction or excess loss amount, installment sale on or by the Closing, or prepaid amount received on or by the Closing.

(n) The Company has at all times since (and including) January 1, 2002 been a “small business corporation” within the meaning of Section 1361(b) of the Code (an “S Corporation”) (and any corresponding provision of applicable state and local income tax law) and has had in effect a valid election under Section 1362(a) of the Code. The Company will be treated as an S Corporation on the Closing Date and the sale of its assets will not be subject to the income Tax imposed on built-in gains under Section 1374 of the Code.

(o) At all times since its inception, Woody IV has been treated either as a disregarded entity or a partnership for United States federal and state income Tax purposes, and no election has ever been filed under Treasury Regulation Section 301.7701-3 to treat Woody IV as a corporation for federal income Tax purposes.

SECTION 3.12. Proceedings. Section 3.12 of the Company Disclosure Schedule sets forth a list of each pending suit, action or proceeding (a “Proceeding”) to which the Company, Woody IV, any Stockholder or any LLC Member is a party. Neither the Company, Woody IV, any Stockholder or any LLC Member is a party or subject to or in default under any Judgment. As of the date of this Agreement, there is not any material Proceeding or claim by the Company or Woody IV pending or, to the Knowledge of the Selling Parties, threatened, or which the Company or Woody IV intends to initiate, against any other Person. Except as set forth on Section 3.12 of the Company Disclosure Schedule, there are no judgments or outstanding orders, injunctions, writs, decrees, stipulations or award (whether rendered by a court, an administrative agency, an arbitrator or any Governmental Entity) against the Company or Woody IV or any of the directors, officers, employees or agents of the Company or Woody IV in their capacity as such.

SECTION 3.13. Benefit Plans; Employees.

(a) Section 3.13(a) of the Company Disclosure Schedule sets forth a true and complete list of each material “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and each other material compensation, bonus, pension, profit sharing, deferred compensation, unit ownership, unit purchase, unit option, phantom unit, retirement, employment, change-in-control, welfare, fringe benefit, collective bargaining, severance, disability, death benefit, hospitalization and medical plan, program, policy, agreement and arrangement maintained or contributed to (or required to be contributed to) for the benefit of any Company Employee as of the date hereof and with respect to which the Company or Woody IV would reasonably be expected to have direct or contingent liability, other than (i) any collective bargaining agreement or any multiemployer plan (as defined in section 3(37) of ERISA) or (ii) any plan, program, policy, agreement and arrangement required by Applicable Law (the “Company Benefit Plans”). The Company has delivered to Purchaser copies of each Company Benefit Plan and any amendments thereto. Each Company Benefit Plan which is intended to comply with Section 401(a) of the Code and each trust related thereto is qualified and exempt within the meaning of Sections 401 and 501 of the Code, respectively, and a determination, opinion or advisory letter has been received or applied for from the Internal Revenue Service with respect to each such Company Benefit Plan stating that such Company Benefit Plan and its related trust are qualified and exempt within the meaning of Sections 401 and 501 of the Code, respectively, and the Company has delivered to Purchaser a copy of each such determination, opinion or advisory letter.

(b) Each Company Benefit Plan (i) complies with all applicable requirements of ERISA and the Code, and is operated in material compliance with its terms; (ii) is and has been operated in such a manner as to qualify, where appropriate, for both federal and state purposes, for income tax exclusions to its participants, tax exempt income for its funding vehicle, and the allowance of deductions with respect to contributions thereto; (iii) that is intended to be qualified under Section 401(a) of the Code has received a determination from the Internal Revenue Service that such Company Benefit Plan is so qualified, and to the Knowledge of the Selling Parties, nothing has occurred since the date of such determination that would cause such determination letter to become unreliable; and (iv) has no liabilities with respect to ERISA or the Code, nor do any circumstances exist that would reasonably be expected to result in, any such liabilities (excluding any liabilities with respect to the termination of any Company Benefit Plan after the Closing).

(c) The consummation of the transactions contemplated by this Agreement will not (i) entitle any Company Employee to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due any Company Employee.

(d) With respect to the Company Benefit Plans, the reporting and disclosure requirements of ERISA and the Code, as applicable, and the group health plan continuation coverage requirements of Section 4980B of the Code and Part 6 of Title I of ERISA, have been fulfilled, and Company has delivered to Purchaser copies of all filings with the Internal Revenue Service and the Department of Labor or other applicable Governmental Entity for each Company Benefit Plan’s most recent three plan years. No Company Benefit Plan is, or within the past six (6) years has been, subject to Section 412 of the Code or Part 3 of Title I of ERISA.

(e) Except as set forth on Section 3.13 of the Company Disclosure Schedule, none of the Company, Woody IV, the Company Benefit Plans, any of the trusts created thereunder, nor, to the Knowledge of the Selling Parties, any trustee, administrator or other fiduciary thereof, has engaged in a “prohibited transaction” as such term is defined in Section 4975 of the Code or Section 406 of ERISA nor owes any taxes, fees, or penalties or is required to file any informational or penalty reports with any Governmental Entity with regard to any “prohibited transaction”. None of the Company, Woody IV, nor, to the Knowledge of the Selling Parties, any other fiduciary (within the meaning of Section 3(21) of ERISA) of any Company Benefit Plan or its attendant trust has breached its fiduciary duties under Title I of ERISA.

(f) Neither the Company nor Woody IV or any other trade or business (whether or not incorporated) which is under “common control” (as such term is defined in Section 4001(a)(14)(B) of ERISA with the Company or Woody IV has within the past six (6) years (i) terminated a Company Benefit Plan subject to Title IV of ERISA or (ii) participated in or contributed to any “multiemployer plan,” as such term is defined in Section 3(37) of ERISA, and neither the Company nor Woody IV nor other trade or business under “common control” has effected either a “complete withdrawal” or a “partial withdrawal,” as those terms are defined in Sections 4203 and 4205, respectively, of ERISA, from any such multiemployer plan.

(g) Neither the Company nor Woody IV is, or within the within the past six (6) years has been, obligated to provide health, life, or any other benefits to any employees after their employment is terminated (other than as required by part 6 of Subtitle B of Title I of ERISA).

(h) Each Company Benefit Plan may be amended, terminated, modified or otherwise revised following the Closing.

(i) All contributions and premium payments (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each Company Benefit Plan, and all contributions and premium payments for any period ending on or prior to the Closing Date that are not yet due have been made to each Company Benefit Plan, or accrued in accordance with past custom and practice.

(j) Each Company Benefit Plan that constitutes a “Group Health Plan” within the meaning of Section 607(1) of ERISA or Section 4980B(g)(2) of the Code and each Company Benefit Plan that constitutes an employee welfare benefit plan as defined in ERISA Section 3(1) has been administered and operated in compliance with Applicable Law in all material respects.

(k) There are no actions, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of the Selling Parties, threatened with respect to any Company Benefit Plan. No Company Benefit Plan is currently under investigation or audit by the Internal Revenue Service, Department of Labor or any other Governmental Entity.

(l) No Company Benefit Plan and no grants, awards or benefits thereunder are subject to Section 409A of the Code or, if subject to Section 409A of the Code, have failed, in form or operation, to meet the requirements of Section 409A of the Code and Treasury regulations and all other applicable guidance promulgated thereunder. There is no Company Benefit Plan to which the Company or any ERISA Affiliate is a party covering any Employee that could require the Company or any ERISA Affiliate to compensate any employee for tax-related payments under Section 409A of the Code (or any similar Applicable Law) or excise taxes paid pursuant to Section 4999 of the Code.

(m) Except as set forth in Section 3.13 of the Company Disclosure Schedule, the Purchaser shall not have any obligation or liability of any kind or nature for any compensation or benefits of any kind or nature to the employees or consultants of the Company or Woody IV for services rendered prior to the Closing.

(n) Neither the Company nor Woody IV has established, maintained or contributed to, or had any obligation to establish, maintain or contribute to (i) a multiple employer welfare arrangement within the meaning of Section 3(40)(A) of the Code; or (ii) a voluntary employees beneficiary association within the meaning of Section 501(c)(9) of the Code.

(o) Labor Matters.

(i) Except as provided in Section 3.13(o)(i) of the Company Disclosure Schedule, there is not any pending or, to the Knowledge of the Selling Parties, threatened labor strike, work stoppage, slowdown, arbitration, lockout or grievance with respect to the Company or Woody IV, neither the Company or Woody IV are engaged in any unlawful labor practice, and there are not any unfair labor practice charges against the Company or Woody IV pending or, to the Knowledge of the Selling Parties, threatened before the National Labor Relations Board or any other Governmental Entity. Each of the Company and Woody IV is in material compliance with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, including the Worker Adjustment and Retraining Notification Act (“WARN”). There is no pending or, to the Knowledge of the Selling Parties, threatened employee or governmental Proceeding (including any claim or demand letter) regarding employment matters, including any charges to the Equal Employment Opportunity Commission or state employment practices agency, or, to the Knowledge of the Selling Parties, Proceeding regarding Fair Labor Standards Act compliance or audits by the Office of Federal Contractor Compliance Programs.

(ii) Section 3.13(o)(ii) of the Company Disclosure Schedule sets forth a true, correct and complete list of the name, social security number, position and current rate of compensation of each employee employed by the Company (including bonus, commission, and deferred compensation arrangements, classification of status as exempt/non exempt and years of service, and status as actively working, or on leave whether due to injury or otherwise), and (ii) a true, correct and complete list of individuals who are currently performing services for the Company or Woody IV, including individuals who are classified as consultants or independent contractors, in each case setting forth their wage or salary levels and positions.

(iii) There has been no “mass layoff” or “plant closing” (as defined by WARN or any similar Applicable Law) with respect to the Company or Woody IV since January 1, 2006. During the 90-day period prior to the date of this Agreement, the Company and Woody IV have, in the aggregate, terminated the number of employees set forth on Section 3.13(o) of the Company Disclosure Schedule. The Company has no present intention to implement a “plant closing” or “mass layoff” as defined under WARN or any such Applicable Law.

(iv) All employees engaged in the Business are employed by the Company and not the Employment Entity, and the Company has no liability to the Employment Entity or any Person with respect to the former employment of the employees by the Employment Entity (other than accrued compensation and benefits to employees in the ordinary course of business) or with respect to the transition of the employment of those employees from the Employment Entity to the Company.

SECTION 3.14. Absence of Changes or Events. (a) From December 31, 2011 to the date of this Agreement, there has not been any change, effect, event or occurrence that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

(b) From December 31, 2011 to the date of this Agreement, the Company has caused the business to be conducted in all material respects in the ordinary course and:

(i) neither the Company nor Woody IV has issued or sold any Company Stock, LLC Interest, capital stock or equivalent equity interests of the Company or Woody IV;

(ii) neither the Company nor Woody IV has made any declaration, setting aside or payment of any dividend, or other distribution or capital return in respect of any Company Stock, LLC Interest, capital stock or equivalent equity interests of the Company or Woody IV;

(iii) except as provided in Section 3.14(b)(iii) of the Company Disclosure Schedule, neither the Company nor Woody IV has granted to any Company Employee any material increase in base salary, wages, bonuses, incentive compensation, pension, severance or termination pay, or entered into any severance agreement, retention agreement or any other long-term commitment with any employee, officer or consultant, or adopted, amended or increased the payments to or benefits under, any Company Benefit Plan;

(iv) neither the Company nor Woody IV has sold, leased or otherwise disposed of any material assets of the Company or Woody IV, except for (A) sales of raw materials, work-in-process, finished goods, supplies, parts, spare parts and other inventories, in each case, in the ordinary course of business, (B) assets that were obsolete or no longer used in the operation of the business and (C) cash dividends and other distributions of cash;

(v) neither the Company nor Woody IV has consummated the acquisition of, by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division or a substantial portion of the assets thereof (other than inventory);

(vi) neither the Company nor Woody IV has, other than in the ordinary course of business, incurred any material liability or forgiven, cancelled or waived any material right;

(vii) neither the Company nor Woody IV has commenced or settled any Proceeding;

(viii) neither the Company nor Woody IV has defaulted under any material Contract;

(ix) neither the Company nor Woody IV has delayed or postponed the payment of accounts payable or other liabilities either involving more than [*****] (individually) or outside the ordinary course of business;

(x) neither the Company nor Woody IV has taken any action which, if it had been taken after the date of this Agreement, would have been prohibited or would have required the consent of Purchaser under Section 5.01 of this Agreement; and

(xi) neither the Company nor Woody IV, as applicable, has authorized or agreed to do, whether in writing or otherwise, any of the foregoing actions.

SECTION 3.15. Compliance with Applicable Laws.

(a) Except as set forth in Section 3.15 of the Company Disclosure Schedule, the Company and Woody IV are in compliance with all Applicable Laws in all material respects and neither the Company nor any of the Selling Parties has received any notice of any alleged noncompliance with respect thereto that has not been resolved without any further liability to the Company or Woody IV. This Section 3.15 does not relate to matters with respect to Taxes, which are the subject of Section 3.11, to matters with respect to Company Benefit Plans and Company Employees, which are the subject of Section 3.13, or to environmental matters, which are the subject of Section 3.16.

(b) Each of the Company and Woody IV and their respective assets are compliant with all Workplace Safety Laws. There are no complaints, proceedings or, to the Knowledge of the Selling Parties, threatened Proceedings against the Company or Woody IV or any of their respective assets under any Workplace Safety Laws.

SECTION 3.16. Environmental Matters.

(a) The Company and Woody IV have complied and are in compliance with all Environmental Laws. All products manufactured and services provided by the Company or Woody IV prior to the date hereof are in compliance with all Environmental Laws applicable thereto. The Company has delivered to Purchaser true and complete copies of all reports, investigations, audits, inspections and environmental studies in the possession or control of the Company or Woody IV relating to the business or assets of the Company or Woody IV. There is no pending or, to the Knowledge of the Selling Parties, threatened Proceeding against the Company or Woody IV, their respective businesses or assets, the products manufactured or the services provided by each of them, relating in any way to any Environmental Laws.

(b) All Environmental Documents (defined below) within the possession or control of the Company or Woody IV have been delivered to Purchaser and are listed in Section 3.16 of the Company Disclosure Schedule. “Environmental Documents” means all environmental documentation within the Knowledge of the Selling Parties, concerning: (i) the Owned Property or the Leased Property; or (ii) any potential liabilities of the Company or Woody IV under any applicable Environmental Laws; and shall include, without limitation, all correspondence, plans, reports, photographs, data, audits, studies, reports, analyses, results of investigations, quality assurance/quality control documentation, submissions to Governmental Authorities with respect to Environmental Laws and directives, orders, approvals, and disapprovals issued by such Governmental Authorities. Such Environmental Documents include, without limitation, those in electronic format.

(c) The Company and Woody IV currently possess all Permits which are required by any Environmental Laws or necessary for the conduct of their respective businesses as presently conducted or for the ownership of their respective assets. All renewals of such Permits have been timely applied for. The Company and Woody IV are in compliance in all respects with all such Permits, and are also in full compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any Environmental Laws or issued, entered, promulgated or approved thereunder. There are no Proceedings pending or, to the Knowledge of the Selling Parties, threatened that seek to impose fines or penalties associated with any violation of or non compliance with any terms or conditions of such Permits or to revoke or prevent renewal of such Permits, and to the Knowledge of the Selling Parties, there is no reason that the Assets would not be capable of continued operation in compliance with such Permits and applicable Environmental Laws.

(d) Except as set forth in Section 3.16 of the Company Disclosure Schedule, there are no past or present (or, to the Knowledge of the Selling Parties, anticipated) events, conditions, circumstances, activities, practices, incidents, actions or plans which are reasonably likely to interfere with or prevent compliance or continued compliance by the Company and Woody IV with any Environmental Laws, or which are reasonably likely to give rise to any common law or legal liability or form the basis of any Proceeding or study, based on or related to the manufacture, processing, distribution, use, ownership, operation, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, by the Company or Woody IV of Hazardous Material. Neither the Company nor Woody IV has directly or indirectly transported or arranged for the transportation of any Hazardous Materials, is listed or is proposed for listing on the National Priorities List promulgated pursuant to CERCLA or CERCLIS (as defined in CERCLA) or any similar state list or is the subject to enforcement actions by any Governmental Entity.

(e) Except as set forth in Section 3.16 of the Company Disclosure Schedule or in accordance with a valid governmental Permit, there has been no emission, spill, release or discharge from any of their respective assets, from any site at which any of such assets are or were located or at any other location or disposal site, into or upon (i) the air, (ii) soils or improvements, (iii) surface water or ground water, or (iv) the sewer, septic system or waste treatment, storage or disposal system servicing such assets, of any toxic or Hazardous Materials or wastes used, stored, generated, treated or disposed at or from any of such assets. Except as set forth on Section 3.16 of the Company Disclosure Schedule, there are no Hazardous Materials in, on, under, emanating from, or migrating onto any portion of the Owned Property or the Leased Property or structure currently owned, leased, or occupied by the Company or Woody IV.

(f) Except as set forth in Section 3.16 of the Company Disclosure Schedule, there has been no complaint, order, directive, claim, citation or notice by any Governmental Entity or any other Person with respect to (i) air emissions, (ii) spills, releases or discharges to soils or any improvements located thereon, surface water, ground water or the sewer, septic system or waste treatment, storage or disposal systems servicing the assets of the Company or Woody IV, (iii) noise emissions, (iv) solid or liquid waste disposal, (v) the use, generation, storage, transportation or disposal of toxic or Hazardous Materials or wastes or (vi) other environmental, health or safety matters affecting the Company or Woody IV, any of their respective assets or property.

(g) Except as set forth on Section 3.16 of the Company Disclosure Schedule, no (i) underground storage tanks; (ii) landfills; or (iii) surface impoundments are or have been located on the Owned Property or the Leased Property.

(h) All tangible assets of the Company and Woody IV are free of asbestos, no products manufactured, sold, serviced, repaired or otherwise handled currently or in the past by the Company or Woody IV contain or have contained asbestos, and no workers’

compensation claims have been filed by any employees of the Company or Woody IV and no other claims or actions have been made or, to the Knowledge of the Selling Parties, been threatened by any employee, customer, or other individual related to alleged exposure to asbestos in any products manufactured, sold, serviced, repaired or otherwise handled currently or in the past by the Company or Woody IV.

(i) The Company and Woody IV have not agreed to assume, guarantee or be a surety for, the liability of any other Person under any Environmental Laws.

(j) No Environmental Law or Permit issued under an Environmental Law conditions, restricts or prohibits the transactions contemplated by this Agreement, nor do they require notification or disclosure thereof to any Governmental Entity.

SECTION 3.17. Transactions with Affiliates. Except for (i) the Operating Agreement of Woody IV, (ii) the Company Benefit Plans, and (iii) as set forth on Section 3.17 of the Company Disclosure Schedule, neither the Company nor Woody IV is a party to any contract or agreement with any of its employees, officers, directors, managers, members, or any of such Persons’ respective Affiliates or family members (including any of the Selling Parties), and no member of the family of any such Person is directly or indirectly interested in any contract, agreement or arrangement with the Company or Woody IV.

SECTION 3.18. Brokers and Finders. No agent, broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, Woody IV, or any of the Selling Parties.

SECTION 3.19. Customers and Suppliers.

(a) Section 3.19(a) of the Company Disclosure Schedule lists the names and addresses of the twenty largest customers of the Company for the period from January 1, 2011 to June 30, 2012. During the period from January 1, 2012 until the date of this Agreement, none of the customers identified on Section 3.19(a) of the Company Disclosure Schedule has notified the Company or Woody IV that such customer has cancelled, terminated or otherwise materially altered its relationship with the Company, and to the Knowledge of the Selling Parties, no such customer intends to do so.

(b) Section 3.19(b) of the Company Disclosure Schedule lists the names and addresses of the twenty largest suppliers of the Company for the period from January 1, 2011 to June 30, 2012. During the period from January 1, 2012 until the date of this Agreement, none of the suppliers identified on Section 3.19(b) of the Company Disclosure Schedule has notified the Company or Woody IV in writing that such supplier has cancelled, terminated or otherwise materially altered its relationship with the Business, and to the Knowledge of the Selling Parties, no such supplier intends to do so.

SECTION 3.20. Absence of Corrupt or Unauthorized Payments and Maintenance of Books and Records. Neither the Company, Woody IV or any director, officer, agent, employee or other Person acting on behalf of any of them has used any corporate or other funds to make unlawful or corrupt contributions, payments or gifts, or to provide unlawful or corrupt entertainment directly or indirectly to a government official, including corrupt practices in violation of the Foreign Corrupt Practices Act of 1977 (“FCPA”), 15 U.S.C. §§ 78dd-1, et seq.

The Company and Woody IV have made and kept books and records that accurately and fairly reflect the transactions of the Company and Woody IV, and have devised and maintained an adequate system of internal accounting controls as required by 15 U.S.C. § 78m(b)(2). No director, officer, agent, employee or other Person acting on behalf of any of them has knowingly circumvented the Company’s or Woody IV’s system of internal accounting controls, or knowingly falsified any book, record or account. Neither the Company, Woody IV or any director, officer, agent, employee or other Person acting on behalf of any of them has accepted or received any unlawful or unauthorized contributions, payments, expenditures or gifts.

SECTION 3.21. Product Liability; Pattern of Defects; Product Warranty.

(a) Section 3.21 of the Company Disclosure Schedule sets forth a true and complete copy of the product liability claims history of the Company for the past five (5) years. Subject to any applicable insurance coverage, there has been no pattern of defect in the design or manufacture of any product manufactured or sold by the Company or Woody IV during the past five (5) years that has resulted, or to the Knowledge of the Selling Parties, is likely to result, in any material liability to the Company or Woody IV for repair or replacement of same, for bodily harm, property damage or otherwise.

(b) Subject to any reserve for product warranty, each product manufactured and sold by the Company or Woody IV during the past five (5) years has been in conformity in all material respects with applicable contractual commitments and all express and implied warranties. Except as set forth in Section 3.21 of the Company Disclosure Schedule, no product manufactured, sold or delivered by the Company or any Company Subsidiary during the last five (5) years is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of such sale, true and correct copies of which have been provided to Purchaser.

SECTION 3.22. Disclosure. Neither the representations and the warranties of the Company, Woody IV, the Stockholders or the LLC Members contained in this Agreement or the other Transaction Documents nor any statement contained in any Schedule, Exhibit, certificate or other instrument furnished to Purchaser under or in connection herewith or therewith, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements and information contained herein or therein not misleading.

SECTION 3.23. Additional Acknowledgements, Representations and Warranties of Stockholders. Each of the Stockholders hereby makes each of the acknowledgements, representations and warranties set forth in Exhibit C to this Agreement, each of which is hereby incorporated by reference into this Agreement.

ARTICLE IV

Representations and Warranties of Purchaser

Except as set forth in the disclosure schedule delivered concurrently with the execution of this Agreement to the Company from Purchaser (the “Purchaser Disclosure Schedule”), Purchaser hereby represents and warrants to the Stockholders as follows:

SECTION 4.01. Organization, Standing and Power. Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

SECTION 4.02. Authority; Execution and Delivery; Enforceability. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite company power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Purchaser and no other proceeding on the part of Purchaser is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Purchaser has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Applicable Law affecting enforcement of creditors’ rights or by principles of equity.

SECTION 4.03. No Conflicts; Consents. (a) The execution and delivery by Purchaser of this Agreement does not, and the Closing and the purchase and sale of the Company Stock under this Agreement and the other transactions contemplated hereby and compliance by Purchaser with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or result in the creation of any Lien upon any of the properties or assets of Purchaser under, any provision of (i) the governing instruments of Purchaser, (ii) any Contract to which Purchaser is a party or by which any of its properties or assets is bound or (iii) any Judgment or Applicable Law applicable to Purchaser or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, would not be reasonably expected to have a material adverse effect on the ability of Purchaser to effect the Closing or the purchase of the Company Stock and the LLC Interest under this Agreement and the other transactions contemplated hereby (a “Purchaser Material Adverse Effect”).

(b) No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Purchaser in connection with the execution, delivery and performance of this Agreement or the Closing, the purchase and sale of the Company Stock and the LLC Interest under this Agreement or the other transactions contemplated hereby, other than any Consent, registration, declaration or filing the failure of which to obtain or make, individually or in the aggregate, would not be reasonably expected to have a Purchaser Material Adverse Effect.

SECTION 4.04. Litigation. There are not any (a) outstanding Judgments against Purchaser, (b) Proceedings pending or, to the Knowledge of Purchaser, threatened in writing against Purchaser or (c) investigations by any Governmental Entity that are, to the Knowledge of Purchaser, pending or threatened against Purchaser that, in any case, individually or in the aggregate, would be reasonably expected to have a Purchaser Material Adverse Effect.

SECTION 4.05. Availability of Funds. Purchaser has sufficient cash available to enable it to purchase the Company Stock and LLC Interest and effect the Closing and the other transactions contemplated hereby.

SECTION 4.06. Brokers and Finders. No agent, broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the Stock Purchase and the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

SECTION 4.07. Additional Acknowledgements, Representations and Warranties of Purchaser. Purchaser hereby makes each of the acknowledgements, representations and warranties set forth in Exhibit C to this Agreement, each of which is hereby incorporated by reference into this Agreement.

ARTICLE V

Post-Closing Covenants

SECTION 5.01. Expenses; Transfer Taxes. (a) Whether or not the Closing takes place, subject to subsection (b) below and except as otherwise specifically provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expense.

(b) Any sales, use or transfer taxes imposed by any jurisdiction as a result of the transactions contemplated hereby shall be borne by Purchaser. Each Party shall use reasonable efforts to avail itself of any available exemptions from any such Taxes or fees and to cooperate with the other Parties in providing any information and documentation that may be necessary to obtain such exemptions.

SECTION 5.02. Post-Closing Cooperation. After the Closing, upon reasonable written notice, the Representative, Purchaser, the Company, Woody IV and the Selling Parties shall furnish or cause to be furnished to each other and their Affiliates and their respective employees, counsel, auditors and representatives access, during normal business hours, such information and assistance relating to the Company and Woody IV (to the extent within the Control of such Party) as reasonably necessary for financial reporting, tax and accounting matters.

SECTION 5.03. Tax Matters.

(a) Pre-Closing Tax Returns. Representative shall prepare or cause to be prepared all Pre-Closing Tax Returns not filed on or prior to the Closing Date. All Pre-Closing Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by Applicable Law. Reasonably in advance of filing, which for purposes of Pre-Closing Tax Returns related to income Taxes shall be no later than 30 days prior to the due date for filing any such income Tax Return, Representative shall deliver a copy of such Pre-Closing Tax Return, together with all supporting documentation and workpapers, to Purchaser for its review and reasonable comment. Representative will cause such Pre-Closing Tax Return (as revised to incorporate Purchaser’s reasonable comments) to be timely filed and will provide a copy to Purchaser. Not later than five days prior to the due date for payment of Taxes with respect to any Pre-Closing Tax Return, the Selling Parties shall pay to Purchaser the amount of any Taxes due with respect to such Tax Return that are required to be borne by the Company rather than the Selling Parties and that are in excess of the amount (if any) reflected in the calculation of the adjustment to the Purchase Price pursuant to Section 2.06 (Working Capital, Indebtedness and Transaction Expenses Adjustment).

(b) Straddle Period Tax Returns. Purchaser shall prepare or cause to be prepared all Tax Returns of the Company and Woody IV for all Straddle Periods (the “Straddle Period Tax Returns”). All Straddle Period Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by Applicable Law. Reasonably in advance of filing, which for purposes of Straddle Period Tax Returns relating to income Taxes shall be no later than 30 days prior to the due date for filing any such income Tax Return, Purchaser shall deliver a copy of such Straddle Period Tax Return, together with all supporting documentation and workpapers, to the Representative for his review and reasonable comment. Purchaser will cause such Straddle Period Tax Return (as revised to incorporate the Representative’s reasonable comments that are reasonably acceptable to Parent) to be timely filed and will provide a copy to the Representative. Not later than five days prior to the due date for payment of Taxes with respect to any Straddle Period Tax Return, the Selling Parties shall pay to Purchaser the amount of any Company Taxes with respect to such Tax Return that is attributable to the period ending on the Closing Date, as determined pursuant to subsection (c) below, and that is in excess of the amount (if any) reflected in the calculation of the adjustment to the Purchase Price pursuant to Section 2.06 (Working Capital, Indebtedness and Transaction Expenses Adjustment).

(c) Proration of Straddle Period Taxes. In the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Taxes that is attributable to the portion of the period ending on the Closing Date will be:

(i) in the case of Taxes that are either (A) based upon or related to income or receipts or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible, or intangible), deemed equal to the amount that would be payable if the Tax period of the Company or Woody IV ended with (and included) the Closing Date; provided, that exemptions, allowances, or deductions that are calculated on an annual basis (including depreciation and amortization deductions) will be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period; and

(ii) in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of the Company or Woody IV, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period.

(d) Cooperation on Tax Returns and Tax Proceedings. The Parties will cooperate fully as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding (each a “Tax Proceeding”) with respect to Taxes imposed on or with respect to the assets, operations or activities of the Company or Woody IV. Such cooperation will include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The parties hereto further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce, or eliminate any Tax that could be imposed on Purchaser, the Company or Woody IV (including with respect to the transactions contemplated hereby).

(e) Refunds and Tax Benefits. Notwithstanding anything to the contrary in this Agreement (i) all Tax refunds owed or payable to the Company or Woody IV with respect to any period, whether before, on or after the Closing Date, shall belong to the Purchaser, the Company or Woody IV, as applicable, and not to the Representative or any Selling Party, and (ii) all loss carryforwards and other tax assets and tax benefits of the Company or Woody IV with respect to any period, whether before, on or after the Closing Date, shall belong to the Purchaser, the Company or Woody IV, as applicable, and not to the Representative or any Selling Party.

(f) Section 338(h)(10) Election.

(i) The Stockholders shall join with Purchaser in making, and will take any and all action necessary to effect, a timely and irrevocable election under Section 338(h)(10) of the Code (and the Treasury Regulations and administrative pronouncements thereunder) and any corresponding election under state, local and foreign Tax law with respect to the Stock Purchase (a “Section 338(h)(10) Election”).

(ii) At the Closing, each Stockholder shall deliver to Purchaser two properly executed and completed copies of Internal Revenue Form 8023 (“Form 8023”) and, as applicable, two properly executed and completed copies of any analogous forms required pursuant to state, local, or foreign Tax law. Prior to the Closing Date, Purchaser shall provide the Stockholders with the information regarding Purchaser necessary to enable the Stockholders to complete Form 8023. Purchaser shall also sign Form 8023 and shall be responsible for filing Form 8023 with the Internal Revenue Service and any other applicable Taxing Authority. Purchaser shall also cause IRS Form 8883 to be completed and filed with the applicable income Tax Returns of the Company and Purchaser.

(iii) Purchaser and the Stockholders agree to (A) timely file all Tax Returns required to be filed with respect to the 338(h)(10) Election, (B) file all other Tax Returns consistent with the 338(h)(10) Election, and (C) not to assert, or cause or permit their respective Affiliates to assert, in connection with any audit or other proceeding with respect to Taxes, any characterization inconsistent with the 338(h)(10) Election unless required by Applicable Law.

SECTION 5.04. Release by the Selling Parties. Effective as of the Closing, to the fullest extent permitted by Law, each of the Selling Parties hereby waives and releases, on behalf of itself and its Affiliates (collectively, the “Releasors”), all rights, claims, debts, actions or causes of action, known or unknown, including under any Law related to discrimination, and any claims arising out of tort, contract, or common law, existing on or prior to the Closing Date that the Releasors, collectively or individually, have or might have against the Company or Woody IV (collectively, the “Releasees”) for any and all claims arising from, out of, or relating to each of the Releasors’ relationship with the Company or Woody IV as stockholder, director, officer, employee, agent or otherwise; provided, however, that no Releasor waives or releases any claims relating to this Agreement or any claims such releaser shall have for indemnification provided by Law or written agreement (including, without limitation, the corporate charter or bylaws of the Company or Woody IV) for acts or omissions by the Releasor in the course and scope of, as applicable, his service as a director or officer, except that the Releasors acknowledge and agree that no Releasor shall be entitled to obtain indemnification from any Releasee with respect to any claim, fact, circumstance or matter for which any Releasor is required to indemnify any Purchaser Indemnified Party pursuant to this Agreement or any other Transaction Document. It is the clear and unequivocal intention of each of the Releasors in executing this Agreement that it shall be effective as a full and final accord and satisfaction, release, and discharge of each and every claim specifically or generally referred to in the previous sentence. Each Releasor understands and agrees that it is expressly waiving all claims against the Releasees, including those claims that it may not know or suspect to exist, which if known may have materially affected its decision to provide this release, and such Releasor expressly waives any rights under applicable Law that provide to the contrary. Each Releasor hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or claims against or otherwise seeking recovery from any Releasee based upon any matter purported to be so released pursuant to this Section 5.04.

SECTION 5.05. Selling Parties’ Personal Property. Within three (3) days following the Closing Date, the Selling Parties (at their sole expense and after consulting with Purchaser) shall remove all of the Selling Parties’ personal property from the Owned Real Property and the Leased Real Property other than personal effects in and around the work area of any individual Selling Party who continues as an employee or consultant of the Company.

SECTION 5.06. Non-Competition.

(a) The Selling Parties acknowledge that an important part of the consideration which the Purchaser will receive in connection with the transactions contemplated hereby is the goodwill of the Business and its confidential information. The Selling Parties agree that for a period of [*****] from the Closing Date, none of the Selling Parties nor any of their Affiliates shall:

(i) directly or indirectly own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed or otherwise connected in any manner with, any business which is similar to or which directly or indirectly competes with the Business in any part of the world, and no such party will in any other manner directly or indirectly compete with or become interested in any competitor of the Business; provided that the ownership of less than 5% of the outstanding shares of stock of any class of any corporation which is listed on the New York Stock Exchange, the American Stock Exchange, any other domestic or foreign stock exchange, or quoted in NASDAQ shall not be prohibited by the foregoing,

(ii) call upon, solicit or otherwise do, or attempt to do, any business similar to the Business with any of the customers of the Business who exist as of the Closing Date, or to take away, interfere or attempt to interfere with any customer, reseller, distributor, agent, trade business or patronage of the Business who exist as of the Closing Date, or

(iii) interfere with or attempt to interfere with any officers, employees, representatives or agents, direct or indirect, of the Business as of the Closing Date, or induce or attempt to induce any of them to leave the employ of or violate the terms of their contracts with or obligations to the Business.

(b) The period of time during which a Selling Party is prohibited from engaging in, causing or permitting the activities described in Section 5.06(a) above shall be extended by the length of time during which such Selling Party is in breach of Section 5.06(a). Purchaser shall promptly notify the Selling Parties of any claim that any of them have breached any of their obligations under Section 5.06(a) of which Purchaser is aware.

(c) The Selling Parties acknowledge and agree that the temporal and geographic limitations set forth in Section 5.06(a) are reasonable and necessary to protect the legitimate interests of Purchaser, the Company and Woody IV and agree not to contest such limitations in any proceeding.

(d) The invalidity of any one or more of the words, phrases, sentences or clauses contained in this Section 5.06 shall not affect the enforceability of the remaining portions of Section 5.06. If one or more of the words, phrases, sentences or clauses contained in this Section 5.06 shall be invalid, (i) this Section 5.06 shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences or clause or clauses had not been inserted, and (ii) if such invalidity should be caused by the length of any period of time or the size of any areas set forth in Section 5.06, such period of time or such area, or both, shall, without need of further action by any party hereto, be deemed to be reduced to a period or area that will cure such invalidity.

(e) In the event of any claim regarding any party’s compliance with or breach of any of their obligations under this Section 5.06, Purchaser shall be entitled to commence litigation to seek injunctive or other equitable relief with respect to any claim of non-compliance or breach by any of the Selling Parties or their Affiliates.

SECTION 5.07. Confidentiality. From and after the date hereof, each of the Selling Parties agrees to, and agrees to cause its Affiliates and employees to, hold in strictest confidence, and not to use or to disclose to any Person without written authorization of Purchaser, all information pertaining to the Business and the related operations of the Purchaser and its Affiliates, including the Company and Woody IV, that is not generally available to the public, including technical data, trade secrets, know-how, research, plans, products, services, customer lists and customers, markets, developments, inventions, processes, formulas, technology, designs, drawings, engineering, marketing, finances, other business information or any information related to claim made by an indemnified party pursuant to Article VII.

SECTION 5.08. Injunctive Relief; Equitable Accounting. The Selling Parties acknowledge and agree that their or any of their Affiliates’ failure to comply with any of the provisions of Sections 5.06 or 5.07 will result in irreparable injury and continuing damage to Purchaser for which there will be no adequate remedy at law and that Purchaser and each Company Entity will be entitled to a preliminary and permanent injunctive relief as may be proper and necessary to ensure compliance with such sections without the necessity of proving actual damages. Should the covenants in Sections 5.06 or 5.07 be adjudged to any extent invalid by any competent tribunal, such covenant will be deemed modified to the extent necessary to make it enforceable. Purchaser and each Company Entity shall also be entitled to an equitable accounting of all earnings, profits and other benefits arising from any such violation, which rights shall be cumulative and in addition to any other rights or remedies to which Purchaser or the Company Entity may be entitled in law or equity.

SECTION 5.09. Affiliate Transactions.

(a) Other than with respect to this Agreement and the Transaction Documents, at or prior to Closing, the Company and Woody IV shall (and the Selling Parties shall cause the Company and Woody IV to) terminate, discharge and release all contracts, liabilities, accrued and unaccrued expenses, advances or other payments with respect to the Affiliate Transactions set forth on Section 5.09 of the Company Disclosure Schedule. Other than with respect to this Agreement or the agreements and transactions contemplated hereby, the termination of all such agreements, liabilities and obligations shall be without any continuing obligation or liability of (a) the Company or Woody IV to any Selling Party or any Affiliate of any of them (including the Employment Entity), or (b) the Selling Parties or any Affiliate of any of them to the Company or Woody IV, except as specified in this Agreement.

(b) At or prior to Closing, the Employment Entity shall terminate its participation in all Company Benefit Plans.

(c) Prior to, at or within 30 days following Closing, the automobile leases for the automobiles leased by the Company and used by Dr. Fang, Bing L. Fang and Oliver L. Fang shall be terminated without further liability to the Company. This covenant may be satisfied, with respect to a particular lease, if the individual for whom that vehicle is leased personally assumes all of the Company’s obligations under that lease without recourse and the Company is released from any further liability. Notwithstanding anything to the contrary in this Agreement, if such automobile leases are not so terminated at or prior to Closing, then at Closing the amount payable to the Stockholders under Section 2.03(b)) shall be reduced by [*****], and that amount shall be paid to the Stockholders in the aggregate, in proportion to the aggregate number of shares of Company Stock held by each of the Stockholders immediately prior to the Closing, upon such termination of such automobile leases so long as such termination is obtained within 30 days following Closing.

SECTION 5.10. Purchase Price Allocation. For Tax purposes, Purchaser and the Selling Parties shall allocate the Purchase Price among the Company Stock and the LLC Interest (and, with respect to the portion of the Purchaser Price allocated to the Company Stock, among the assets of the Company) in such manner as Purchaser shall notify Representative in writing. Neither Purchaser nor the Selling Parties shall take any position (whether in financial statements, audits, tax returns or otherwise) which is inconsistent with such allocation of the Purchase Price unless required to do so by Applicable Law.

SECTION 5.11. Certification With Respect to Albion Litigation. Purchaser agrees that it will deliver to the Representative the certification described in clause (ii) of the definition of “Final Resolution of the Albion Litigation” as soon as reasonably practicable after satisfaction of any of the conditions described in such clause (ii), but in any event within thirty (30) days thereof.

ARTICLE VI

Closing Deliverables

SECTION 6.01. Closing Deliverables of the Company, Woody IV and the Selling Parties. At Closing, the Company, Woody IV and the Selling Parties shall deliver or cause to be delivered to the Purchaser:

(a) good standing (or analogous documents), dated no more than twenty (20) days prior to the Closing Date, from the appropriate authorities in the jurisdiction of incorporation or organization of each of the Company and Woody IV and in each jurisdiction in which each of them is qualified to do business, showing the Company and Woody IV to be in good standing in those jurisdictions;

(b) A certificate of each of the Company and of Woody IV, executed in the case of the Company’s certificate by the secretary of the Company and in the case of Woody IV’s certificate by a duly authorized officer of Woody IV, certifying as true and correct, the following with respect to the Company or Woody IV, as applicable: (A) the certificate of formation or equivalent organizational document, (B) the bylaws of the Company or the limited liability company operating agreement of Woody IV, as applicable, (C) resolutions of the board of directors and the stockholders of the Company, and the members and managers of Woody IV, as applicable, authorizing the transactions contemplated by this Agreement and the execution, delivery and performance of this Agreement and the other documents contemplated hereby by the Company or Woody IV, as the case may be, and (D) incumbency and signatures of the officers or managers, as applicable, of the Company and of Woody IV.

(c) one or more payoff letters, executed by U.S. Bank (the “Lenders”), setting forth the amounts (including principal, accrued but unpaid interest, and all other Indebtedness) necessary to be paid to each of them to repay them in full through the Closing Date;

(d) Evidence reasonably satisfactory to Purchaser that (A) all employees of the Employment Entity that are engaged in the conduct of the Business have been transferred to the payroll of the Company; (B) the Employment Entity has irrevocably released the Company from all liabilities and obligations of any kind or nature, whether arising under Applicable Law, contract or otherwise, whether known or unknown, accrued or unaccrued, absolute or contingent, or liquidated or unliquidated and (C) Employment Entity is not a party to any Company Benefit Plan, any Material Contract or any other agreement material to the Business or to the ongoing operations of the Company.

(e) Intentionally deleted;

(f) Executed written consents from each of the distributors, sales agents and organizations specified in Schedule 6.01(f) to this Agreement, each in the form attached hereto as Exhibit D;

(g) closing deliverables as required to permit Purchaser, if it so desires, to obtain title insurance policies insuring title to all Owned Property, at regular rates free of objections of any kind except for Permitted Liens, pursuant to full coverage owner’s title insurance policies (2006 ALTA form, or such other form as replaces or supersedes the 2006 ALTA form), including such endorsements as Purchaser may require, including without limitation, a non-imputation endorsement in form satisfactory to Purchaser; provided that Selling Parties will not be required to obtain any new or updated surveys;

(h) Stock certificates representing all of the Company Stock, duly endorsed for transfer;

(i) Delivery of a written instrument, in form and substance reasonably satisfactory to Purchaser, effecting the sale and transfer of the LLC Interest to Purchaser;

(j) The Forms 8023, duly executed by the Stockholders;

(k) the Indemnity Escrow Agreement and the Working Capital Escrow Agreement, duly executed by the Representative;

(l) the written resignation of all directors and officers of the Company and all managers of Woody IV;

(m) Evidence reasonably satisfactory to Purchaser that all related-party contracts between the Company or Woody IV on the one hand, and any Stockholder or Affiliate of a Stockholder, or LLC Member or Affiliate of an LLC Member, on the other hand, including without limitation the contracts specified in Schedule 6.01(m) to this Agreement, have been terminated without any further liability on the part of the Company or Woody IV; and

(n) such other documents, instruments or agreements as may be reasonably requested by Purchaser or its counsel to effectuate the transactions contemplated by this Agreement.

SECTION 6.02. Closing Deliverables of the Purchaser. At Closing, the Purchaser shall deliver or cause to be delivered to the Representative the Indemnity Escrow Agreement and the Working Capital Escrow Agreement, duly executed by the Purchaser and proof of payment of the LLC Interest Purchase Price as required under Section 2.03(c) hereof and of the payment of the portion of the Initial Stock Purchase Price as required under Section 2.03(b) hereof.

ARTICLE VII

Survival; Indemnification; Indemnity Payment and Release of General Escrow

SECTION 7.01. Survival.

(a) The representations and warranties of the Company, the Stockholders, Woody IV, the LLC Members and Purchaser in this Agreement shall survive until the date that is [*****] after the Closing Date (the “Survival Period Termination Date”), except for:

(i) the representations and warranties in [*****] which shall survive for [*****] following the Closing Date;

(ii) the representations and warranties in [*****], which shall survive for [*****] following the Closing Date;

(iii) the representations and warranties set forth in [*****], which in each case shall survive for sixty (60) days following the applicable statute of limitations.

(b) The covenants and agreements of each of the parties hereto contained herein shall survive the Closing indefinitely, except those that by their terms expire earlier.

(c) An Indemnified Party shall not be entitled to bring a claim under Section 7.02 hereto with respect to any breach or inaccuracy of any representation, warranty or covenant if such representation, warranty or covenant has terminated pursuant to this Section 7.01; provided that, as to clauses (a) and (b) of this Section 7.01, such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Person to be indemnified, or any Person on behalf of such Indemnified Party, shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) to the Indemnified Party. Notwithstanding the foregoing, claims for any breach of or inaccuracy in any representation or warranty that constituted an intentional or fraudulent misrepresentation may be brought without limitation as to the foregoing survival periods.

SECTION 7.02. General Indemnification. (a) Subject to the other provisions of this Article VII, the Selling Parties shall jointly and severally indemnify, defend and hold each of Purchaser, the Company and their respective officers, directors, employees, Affiliates and agents (each a “Purchaser Indemnitee”) harmless from any damages, losses, liabilities, diminution in value, obligations, actions, proceedings, claims of any kind, interest, costs or expenses (including reasonable attorneys’ fees and accounting fees and related disbursements to experts, appraisers, consultants, witnesses, investigators and any other agents or representatives in the investigation or defense of a claim or in asserting, preserving, or enforcing an Indemnified Party’s rights hereunder) (each, a “Loss”) to the extent suffered or paid, directly or indirectly, as a result of:

(i) any breach of any representation or warranty made by the Company, Woody IV, any Stockholder or any LLC Member (A) contained in this Agreement or (B) in any certificate delivered by the Company or any Selling Party to Purchaser at Closing;

(ii) any breach of any covenant or agreement of the Company, Woody IV or any Selling Party contained in this Agreement requiring performance at or prior to Closing;

(iii) any Indebtedness not taken into account in determining the Purchase Price;

(iv) [*****];

(v) Any of the transactions between the Company or Woody IV on the one hand, and any of the Selling Parties or any of their respective Affiliates, on the other hand, that are identified on Section 7.02(a)(v) of the Company Disclosure Schedule, but only so long as Purchaser demands indemnification therefor on or prior to the [*****]; provided further that notwithstanding anything to the contrary in this Agreement, any claim for indemnification by reason of such transactions identified on Section 7.02(a)(v) of the Company Disclosure Schedule may only be brought pursuant to and subject to the limitations set forth in this Section 7.02(a)(v);

(vi) (A) Taxes (or the non-payment thereof) of any Company Entity for all Pre-Closing Tax Periods, (B) Taxes of any member of an affiliated, consolidated, combined or unitary group of which any Company Entity (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations §1.1502-6 or any analogous or similar state, local or non-U.S. Applicable Law, and (C) any and all Taxes of a Person (other than a Company Entity) imposed on the Purchaser or a Company Entity as a transferee or successor, by contract or pursuant to any Applicable Law, which Taxes arose in a Pre-Closing Tax Period or relate to an event or transaction occurring before the Closing;

(vii) any liability or claim under any Environmental Laws relating to any event, action or failure to act which occurred prior to the Closing Date (whether or not such Loss arises from or relates to a breach of any representation or warranty of the Company, Woody IV, any Stockholder or any LLC Member in this Agreement);

(viii) any liability or claim arising from or relating to the Employment Entity, the prior employment of any of the Company’s employees by the Employment Entity, or any transaction or liability involving the Employment Entity or to which it is or was a party; or

(ix) any liability or claim arising from or relating to the automobile leases for the automobiles leased by the Company and used by Dr. Fang, Bing L. Fang and Oliver L. Fang.

(b) Subject to the other provisions of this Article VII, each of Purchaser and the Company agrees to indemnify, defend and hold the Stockholders, the LLC Members and their respective Affiliates, officers, directors, employees and agents (each, a “Company Indemnitee”) harmless from any Loss suffered or paid, directly or indirectly as a result of, in connection with, or arising out of (i) any breach of any representation or warranty made by Purchaser (A) contained in this Agreement or (B) in any certificate delivered to the Representative pursuant to this Agreement, (ii) any breach by Purchaser of any of the covenants or agreements contained herein, (iii) any breach by the Company or Woody IV of any of its covenants or agreements contained herein which are to be performed by the Company or Woody IV after the Closing Date, (iv) Taxes (or the non-payment thereof) of any Company Entity for all tax periods following the Closing; and (v) any liability or claim under any Environmental Laws relating to any Release which occurred following the Closing Date.

(c) The obligations to indemnify and hold harmless pursuant this Section 7.02 shall survive the consummation of the transactions contemplated hereby for the applicable period set forth in Section 7.01, except for any claim for indemnification asserted in writing, stating in reasonable detail the basis of such claim prior to the end of such applicable period (which claims shall survive until the final resolution thereof).

(d) For all Tax purposes, to the extent permitted under Applicable Law, each of the Stockholders, the LLC Members, Purchaser and their respective Affiliates agrees to treat any indemnity payment under this Agreement as an adjustment to the Purchase Price, unless a final determination (as defined in Section 1313 of the Code) provides otherwise.

(e) For purposes of determining the amount of any Loss arising from any breach or inaccuracy in any representation or warranty, all references to the terms “material”, “materially”, “materiality” and “Material Adverse Effect”, or any similar terms, shall be ignored.

(f) For purposes of this Agreement, “Specified Representations” means the representations and warranties set forth in [*****]

SECTION 7.03. Third Party Claims. (a) If a claim, action suit or proceeding by a Person who is not a party hereto or an Affiliate thereof (a “Third Party Claim”) is made against any Person entitled to indemnification pursuant to Section 7.02 (and “Indemnified Party”), and if such Indemnified Party intends to seek indemnity with respect thereto under this Article VII, such Indemnified Party shall promptly notify the Party obligated to indemnify such Indemnified Party or, in the case of a Purchaser Indemnitee seeking indemnification, such Purchaser Indemnitee shall promptly notify the Representative (in each case, such notified Party, the “Responsible Party”) of such claims; provided that the failure to so notify shall not relieve the Responsible Party of its obligations hereunder, except to the extent that the Responsible Party is actually prejudiced thereby. Such notice shall identify the basis under which indemnification is sought pursuant to Section 7.02 and enclose true and correct copies of any written document furnished to the Indemnified Party by the Person that instituted the Third Party Claim. The Responsible Party shall have 30 days after receipt of such notice to assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party at the expense of the Responsible Party, of the settlement or defense thereof, and the Indemnified Party shall cooperate with the Responsible Party in connection therewith; provided that the Responsible Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party (the reasonable fees and expenses of such counsel shall be borne by such Indemnified Party); and provided further that the Responsible Party shall not have the right to assume (or continue to assume) the defense of any Third Party Claim, notwithstanding the giving of such written acknowledgement, if (i) the Indemnified Party has one or more legal or equitable defenses available to them which are in direct conflict to those available to the Responsible Party, (ii) such third party claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation or seeks any remedy other than the payment of money damages, (iii) the Indemnified Party and Responsible Party are both named parties to the applicable proceedings and the Indemnified Party has reasonably concluded based on the advice of counsel that representation of both parties by the same counsel, or the conduct of such defense by the Responsible Party, would be inappropriate due to actual or reasonably foreseeable differing interests between them, (iv) it is reasonably likely that the Losses arising from such Third Party Claim (if determined in any manner) will exceed the amount such Indemnified Party will be entitled to recover as a result of the limitations set forth in this Article VII, or (v) the Third Party Claim arises out of or is related to the Albion Litigation. If the Responsible Party assumes the defense of a Third Party Claim, the Indemnified Party shall not pay or settle any such claim without the Responsible Party’s consent (which shall not be unreasonably withheld) unless the Indemnified Party waives any right to indemnity therefor for such claim. If the Responsible Party does not notify the Indemnified Party within 30 days after the receipt of the Indemnified Party’s notice of a claim to indemnity hereunder that it elects to undertake the defense thereof or if the Indemnified Party is not permitted to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement; provided that any settlement shall require the prior written consent of the Responsible Party, which will not be unreasonably withheld or delayed. The Responsible Party shall not, except with the consent of the Indemnified Party, settle, compromise or discharge, or admit any liability with respect to, any such Third Party Claim unless the relief consists solely of money Losses to be paid by the Responsible Party and includes as an unconditional term thereof the giving by the Person(s) asserting such claim to all Indemnified Parties of an unconditional release from all liability with respect to such claim.

(b) All of the Parties shall reasonably cooperate in the defense or prosecution of any Third Party Claim in respect of which indemnity may be sought hereunder and each of Purchaser and Representative (or a duly authorized representative of such Party) shall furnish such records, information, testimony and other documentation and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith. [*****].

SECTION 7.04. Limitations on Indemnification Obligations. (a) The rights of the Purchaser Indemnitees to indemnification pursuant to Section 7.02(a) are subject to the following limitations:

(i) The amount of any Loss subject to indemnification hereunder shall appropriately take into account Tax consequences and any insurance proceeds actually received by an Indemnified Party (net of any retroactive premium adjustment resulting from such claim and any other increase in costs of insurance arising from the making of any claims under any such insurance policies, and the receipt and/or collection of any such insurance proceeds thereunder) as a result of any Loss upon which such indemnification claim is based. In the event that an Indemnified Party receives an indemnification payment from an Indemnified Party pursuant to this Article VII with respect to a particular Loss and subsequently receives an insurance recovery (net of all direct collection expenses) with respect to that same Loss, then the Indemnified Party shall promptly refund to that Responsible Party the appropriate amount of such indemnification payment such that the Indemnified Party does not retain, by means of such indemnification payment and such net insurance recovery, an amount exceeding the Indemnified Party’s actual Loss.

(ii) The Purchaser Indemnitees shall not be entitled to recover any Losses pursuant to Section 7.02(a)(i) unless the aggregate of all such Losses for which the Purchaser Indemnitees would be liable, but for this clause (ii), exceeds on a cumulative basis an amount equal to [*****] (the “Deductible”), in which case, the Purchaser Indemnitees shall be entitled to recover losses only in excess of the Deductible; provided that the limitation set forth in this Section 7.04(a)(ii) shall not apply in the case of Losses resulting from a breach of the Specified Representations.

(iii) The Purchaser Indemnitees shall not be entitled to recover aggregate Losses pursuant to Section 7.02(a)(i) in excess of [*****]; provided that:

(A) In the case of Losses arising from or relating to a breach of representations or warranties made in [*****], the Purchaser Indemnitees shall not be entitled to recover aggregate Losses in excess of [*****]; and

(B) In the case of Losses resulting from any of the other Specified Representations, the limitation set forth in this Section 7.04(a)(iii) shall not apply;

(iv) [*****]; and

(v) No Purchaser Indemnitee shall be entitled to indemnification for any Loss if and to the extent such Loss was reflected in the calculation of the adjustment to the Purchase Price, if any, pursuant to Section 2.06 (Working Capital, Indebtedness and Transaction Expenses Adjustment).

(b) The rights of the Company Indemnitees to indemnification pursuant to Section 7.02(b) are subject to the following limitations:

(i) The amount of any Loss subject to indemnification hereunder shall appropriately take into account Tax consequences and any insurance proceeds actually received by an Indemnified Party (net of any retroactive premium adjustment resulting from such claim and any other increase in costs of insurance arising from the making of any claims under any such insurance policies, and the receipt and/or collection of any such insurance proceeds thereunder) as a result of any Loss upon which such indemnification claim is based. In the event that an Indemnified Party receives an indemnification payment from an Indemnified Party pursuant to this Article VII with respect to a particular Loss and subsequently receives an insurance recovery (net of all direct collection expenses) with respect to that same Loss, then the Indemnified Party shall promptly refund to that Responsible Party the appropriate amount of such indemnification payment such that the Indemnified Party does not retain, by means of such indemnification payment and such net insurance recovery, an amount exceeding the Indemnified Party’s actual Loss.

(ii) No Company Indemnitee shall be entitled to indemnification for any Loss if and to the extent such Loss was reflected in the calculation of the adjustment to the Purchase Price, if any, pursuant to Section 2.06 (Working Capital, Indebtedness and Transaction Expenses Adjustment).

SECTION 7.05. Exclusive Remedy. Each of Purchaser, the Company, the Stockholders and the Representative acknowledges and agrees that, from and after the Closing, the Purchaser Indemnitees’ and Company Indemnitees’ sole and exclusive remedy with respect to any and all claims relating to this Agreement or the purchase of the Company Stock hereunder and the other transactions contemplated hereby, or the Company and Woody IV, including under any Applicable Law (other than any action seeking or to obtain an injunction or other equitable remedy or claims of, or causes of action arising from, fraud, and other than any adjustment to the Purchase Price pursuant to Section 2.06), shall be pursuant to the indemnification provisions set forth in this Article VII.

SECTION 7.06. Manner of Payment; Escrow. (a) Any indemnification of the Purchaser Indemnitees or Company Indemnitees pursuant to this Article VII shall be effected by wire transfer of immediately available funds from the applicable Persons to an account designated in writing by the applicable Purchaser Indemnitees or Company Indemnitees, as they may be, within 15 days after the final determination thereof; provided that any indemnification owed by the Selling Parties to the Purchaser Indemnitees pursuant to Section 7.02 shall be satisfied exclusively from the funds then remaining in the Indemnity Escrow Account, to the extent of the Indemnity Escrow Account, next from the funds then remaining in the Working Capital Escrow Account, to the extent of the Working Capital Escrow Account, and then by means of an offset against any unpaid Year 1 Contingent Consideration, Year 2 Contingent Consideration, or both, that may otherwise be or become due. The funds in the Indemnity Escrow Account and the Working Capital Escrow Account, at any given time, and the Year 1 Contingent Consideration and the Year 2 Contingent Consideration, if any, shall be the sole source of recovery with respect to Losses indemnifiable pursuant to Section 7.02 and in no event shall the Purchaser Indemnitees be entitled to recover any amount directly from a Selling Party or more than the amount of the funds available in the Indemnity Escrow Account plus the aggregate amount, if any, of the Year 1 Contingent Consideration and the Year 2 Contingent Consideration.

(b) On the Survival Period Termination Date, Purchaser and the Representative shall jointly instruct the Escrow Agent to release to the Representative, for distribution to each Stockholder in a manner consistent with Section 2.03, all funds in the Indemnity Escrow Account in excess of the sum of (i) [*****] if the Final Resolution of the Albion Litigation has occurred prior to that date) plus (ii) the aggregate amount claimed by the Purchaser Indemnitees pursuant to claims made against such funds and not fully resolved prior to such date), but not more than the entire remaining balance of the funds in the Indemnity Escrow Account.

(c) On the date of the Final Resolution of the Albion Litigation (whether that date occurs before, on or after the Survival Period Termination Date), Purchaser and the Representative shall jointly instruct the Escrow Agent to release to the Representative, for distribution to each Stockholder in a manner consistent with Section 2.03, an amount of funds in the Indemnity Escrow Account equal to (i) [*****], less (ii) the aggregate amount claimed by the Purchaser Indemnitees pursuant to claims made against such funds with respect to the Albion Litigation, but not more than the entire remaining balance of the funds in the Indemnity Escrow Account.

ARTICLE VIII

General Provisions

SECTION 8.01. Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any Party (including by operation of Applicable Law in connection with a merger or consolidation of such Party) without the prior written consent of the other Parties hereto (except that Purchaser may assign its rights and obligations hereunder to any Affiliate of Purchaser); provided, however, that no assignment shall limit or affect the assignor’s obligations hereunder. Any attempted assignment in violation of this Section 8.01 shall be void. Each of the Selling Parties covenants that if any of the Selling Parties who is an individual should die prior to the expiration of the survival period for all of the representations and warranties of the Company, the Stockholders, Woody IV and the LLC Members as set forth in Section 7.01(a), the other Selling Parties shall deliver to Purchaser a written notice of that event within thirty (30) days following the death, which notice shall identify the date of death, the contact information of the executor or personal representative of the deceased Selling Party, and the court in which the estate of the deceased Selling Party is being probated, if any.

SECTION 8.02. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties and such assigns, any legal or equitable rights hereunder.

SECTION 8.03. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when received, as follows:

(i) if to Purchaser, the Company or Woody IV, to:

Innophos, Inc. (or, in the case of the Company or Woody IV, to the

Company or Woody IV, as applicable, c/o Innophos, Inc.)

259 Prospect Plains Road, PO Box 8000

Cranbury, NJ 08512

Fax No.: 928-832-3116

Attention: General Counsel

with a copy to:

Saul Ewing LLP

1500 Market Street, Suite 3800

Philadelphia, PA 19102

Fax No.: 215-972-4151

Attention: Dennis J. Brennan Esq.

(ii) if to the Representative, any Stockholder, any LLC Member, Sen-Maw Fang, Bing L. Fang or Oliver L. Fang, to:

Dr. Sen-Maw Fang, Ph.D.

[*****]

with a copy to:

Callister Nebeker & McCullough

Parkview Plaza One

2180 S. 1300 E. Suite 600

Salt Lake City, Utah 84106

Attention: Paul H. Shaphren

Facsimile No.: 801-746-8607

SECTION 8.04. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties.

SECTION 8.05. Entire Agreement. This Agreement and the Confidentiality Agreement, along with the Exhibits and Schedules hereto and thereto, contain the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. None of the Parties shall be liable or bound to any other Party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Confidentiality Agreement.

SECTION 8.06. Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances.

SECTION 8.07. Consent to Jurisdiction. Each Party irrevocably submits to the exclusive jurisdiction of (a) the Court of Chancery of the State of Delaware and (b) the United States District Court for the District of Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each Party agrees to commence any such action, suit or proceeding either in the United States District Court for the District of Delaware or, if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Court of Chancery of the State of Delaware. Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 8.07. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) Court of Chancery of the State of Delaware or (ii) the United States District Court for the District of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. This Section 8.07 shall not apply to any dispute under Section 2.04 that is required to be decided by the Accounting Firm.

SECTION 8.08. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

SECTION 8.09. Waiver of Jury Trial. Each Party hereby waives to the fullest extent permitted by Applicable Law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or any transaction contemplated hereby. Each Party (a) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.09.

SECTION 8.10. Amendments and Waivers. This Agreement may be amended at any time by an instrument in writing duly executed by Purchaser and Representative. By an instrument in writing, Purchaser may waive any term or provision of this Agreement that any other Party was or is obligated to comply with or perform, and Representative may waive any term or provision of this Agreement that Purchaser (or, from and after the Closing, Company or Woody IV) was or is obligated to comply with or perform. No failure to enforce any provision of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

SECTION 8.11. Attorney Fees. A Party in breach of this Agreement shall, on demand, indemnify and hold harmless the other Party for and against all reasonable out-of-pocket expenses, including legal fees, incurred by such other Party by reason of the enforcement and protection of its rights under this Agreement. The payment of such expenses is in addition to any other relief to which such other Party may be entitled.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

Company:

AMT LABS, INC.

By:	/s/ Sen-Maw Fang
Name:	Sen-Maw Fang
Title:	Chairman

Woody IV:

WOODY IV, LLC

By:	/s/ Sen-Maw Fang
Name:	Sen-Maw Fang
Title:	Trustee

Selling Parties:

THE SEN-MAW FANG TRUST

By:	/s/ Sen-Maw Fang
Name:	Sen-Maw Fang
Title:	Trustee

THE THERESA S. FANG TRUST

By:	/s/ Theresa S. Fang
Name:	Theresa S. Fang
Title:	Trustee

/s/ Sen-Maw Fang
Sen-Maw Fang, Ph.D.

/s/ Bing L. Fang
Bing L. Fang

/s/ Oliver L. Fang
Oliver L. Fang

THE FANG FAMILY DYNASTY TRUST I

By:	/s/ Bing L. Fang
Name:	Bing L. Fang
Title:	Trustee

THE FANG FAMILY DYNASTY TRUST II

By:	/s/ Theresa A. Fang
Name:	Theresa A. Fang
Title:	Trustee

Purchaser:

INNOPHOS, INC.

By:	/s/ Randolph Gress
Name:	Randolph Gress
Title:	Chief Executive Officer

Exhibit C

Determination of Contingent Consideration

Summary Table

The following table is qualified in its entirety by the description set forth below:

[*****]

Computation Methodology

Purchaser and the Company shall make all computations related to determining the amount of Year 1 Contingent Consideration and Year 2 Contingent Consideration that are payable, if any, in good faith in accordance with the accounting practices used by Purchaser’s parent company in connection with its financial reporting. All computations of sales revenues herein shall be net of (or after deducting) all commissions, transportation and all other selling costs.

Computation of Year 1 Contingent Consideration

Capitalized terms not defined in the main body of the Agreement have the respective meanings given them at the end of this Exhibit C.

Year 1 Contingent Consideration.

If the Year 1 Revenue Increase is [*****], then the Year 1 Contingent Consideration shall be equal to [*****].

If the Year 1 Revenue Increase is equal to or greater than [*****], then the Year 1 Contingent Consideration shall be equal to [*****].

If the Year 1 Revenue Increase is equal to or greater than [*****] then the Year 1 Contingent Consideration shall be [*****].

Year 2 Contingent Consideration

Notwithstanding anything to the contrary in this Exhibit C, the Year 2 Contingent Consideration shall be equal to [*****].

If the Year 2 Revenue Increase is [*****], then the Year 2 Contingent Consideration shall be equal to [*****].

Subject to the preceding qualifications, if the Year 2 Revenue Increase is equal to or greater than [*****], then the Year 2 Contingent Consideration shall be equal to [*****].

Subject to the preceding qualifications, if the Year 2 Revenue Increase is equal to or greater than [*****], then the Year 2 Contingent Consideration shall be equal to [*****].

Definitions

“Baseline Revenue” means an amount equal to (i) [*****].

“Qualifying Acquired Business” means the business of specialty minerals and custom processing and blending of minerals and other nutritional ingredients, including the manufacturing and sale of such products, that Purchaser or Purchaser’s parent company directly or indirectly acquires on or prior to the second anniversary of the Closing Date, but only to the extent that Purchaser, in its sole and absolute discretion and after consulting with the Representative in good faith, determines is appropriate to designate as “Qualifying Acquired Business” in order that the acquisition of such business may result in an appropriate equitable adjustment to the computations set forth in this Exhibit C. Any such designation of such business as “Qualifying Acquired Business shall be subject to such adjustments or qualifications as Purchaser determines to be appropriate in its sole and absolute discretion after consulting with the Representative in good faith.

“Kelatron” means Kelatron Corporation, a wholly-owned subsidiary of the Company.

“Qualifying Revenue” with respect to a particular time period means the aggregate revenues of the Company, of Kelatron, and of any Qualifying Acquired Business during that time period, in each case excluding any revenues derived from Unqualified Business.

“Unqualified Business” means the Company’s distribution or sale of any product [*****]. For this purpose, the [*****].

[*****].

“Year 1 Revenue Increase” means the amount [*****].

“Year 2 Revenue Increase” means the amount, [*****].

Additional Acknowledgements, Representations, and Warranties of Purchaser and the Stockholders

In addition to the representations, warranties and acknowledgements of the Stockholders set forth in the Agreement, the Purchaser hereby acknowledges, and represents and warrants to the

Stockholders, as follows, and each of the Stockholders hereby acknowledges, and represents and warrants to the Purchaser, as follows:

1.	Purchaser shall have the sole and exclusive authority to operate each of its businesses, including that of the Company, of Kelatron and of any new or acquired business, from and after the Closing Date.

2.	Purchaser or such Stockholder has received and read, and is familiar with, this Agreement including this Exhibit C

3.	The contingent consideration provisions set forth in this Agreement, including this Exhibit C, involve a high degree of risk, and Purchaser or such Stockholder, as applicable, is able to bear such risk.

4.	The contingent consideration provisions set forth in this Agreement constitute an integral part of the aggregate consideration to be received by the Stockholders as a result of the transactions contemplated by this Agreement.

5.	The rights of any Stockholder to receive any contingent consideration as a result of the transactions contemplated by this Agreement, including this Exhibit C:

a.	are not represented by any form of certificate or instrument;

b.	do not constitute a security, or an equity or other ownership interest in Purchaser, the Company or any other entity;

c.	do not afford to any Stockholder any rights associated with record or beneficial ownership of shares of stock such as voting rights, the right to attend or participate in meetings, the right to receive dividends or distributions, or the right to receive any share of the proceeds of any liquidation, sale, or other change of control of Purchaser, the Company or any other entity;

d.	do not bear any interest rate;

e.	are not assignable or transferrable except by operation of law; and

f.	are dependent only upon the computations expressly set forth in this Exhibit C, and not upon the overall operating results of Purchaser, the Company or any other entity.

6.	Each Stockholder has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of entering into this Agreement and agreeing to be bound by its terms, including the terms set forth in this Exhibit C.

7.	There has been made available to each Stockholder and such Stockholder’s advisors an opportunity (i) to ask questions of and receive answers from Purchaser concerning Purchaser, the Company, Kelatron and the terms of this Agreement, including the terms set forth in this Exhibit C, and (ii) to obtain any additional information and to examine any additional documents which were deemed necessary in connection with this Agreement, including this Exhibit C. Each Stockholder and his, her or its attorney(s), accountant(s) and/or other representative(s) has received all of the information and documents requested in connection with evaluating the merits and risks of entering into this Agreement and agreeing to be bound by its terms, including the terms set forth in this Exhibit C.

8.	Each Stockholder has received no representations or warranties from Purchaser or the Company except as expressly set forth in this Agreement.